UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

MeiraGTx Holdings plc
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

MeiraGTx Holdings plc
450 East 29th Street, 14th Floor
New York, New York 10016

April 25, 2024

Dear Fellow Shareholders:

On behalf of the Board of Directors, I cordially invite you to attend the 2024 annual general meeting of shareholders (the “Annual Meeting”) of MeiraGTx Holdings plc, which will be held on Thursday, June 6, 2024, beginning at 10:00 a.m., Eastern Time. You will be able to attend the Annual Meeting and vote during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/MGTX2024 and inputting your unique, 16-digit control number included on your Notice Regarding the Availability of Proxy Materials or your proxy card. You will be able to listen to the meeting live, submit questions and vote during the live webcast.

In accordance with the Securities and Exchange Commission rules allowing companies to furnish proxy materials to their shareholders over the Internet, we have sent our shareholders of record at the close of business on April 9, 2024 a Notice Regarding the Availability of Proxy Materials. The notice contains instructions on how to access our Proxy Statement and Annual Report and vote online. If you would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice, as well as in the attached Proxy Statement.

Attached to this letter are a Notice of Annual General Meeting of Shareholders and Proxy Statement, which describe the business to be conducted at the meeting. Your vote is important to us. Please act as soon as possible to vote your shares. It is important that your shares be represented at the meeting whether or not you plan to attend the Annual Meeting. Please vote electronically over the Internet, by telephone or, if you receive a paper copy of the proxy card by mail, by returning your signed proxy card in the envelope provided.

On behalf of the Board of Directors and management, it is my pleasure to express our appreciation for your continued support.

Keith R. Harris, Ph.D.
Chairman of the Board

MeiraGTx Holdings plc
450 East 29th Street, 14th Floor
New York, New York 10016

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 6, 2024

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders (the “Annual Meeting”) of MeiraGTx Holdings plc, an exempted company incorporated under the laws of the Cayman Islands, will be held on Thursday, June 6, 2024, at 10:00 a.m., Eastern Time, via live webcast by visiting www.virtualshareholdermeeting.com/MGTX2024.

The Annual Meeting is being held:

1.	to elect each of Alexandria Forbes, Ph.D., Keith R. Harris, Ph.D. and Lord Mendoza as a Class III director to hold office until the Company’s annual general meeting of shareholders to be held in 2027 and until their respective successors have been duly elected and qualified;
2.	to approve, on an advisory (non-binding) basis, the compensation of our named executive officers;
3.	to approve, on an advisory (non-binding) basis, the frequency of future advisory votes on the compensation of our named executive officers;
4.	to ratify, by ordinary resolution, the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and
5.	to transact such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

These items of business are described in the Proxy Statement that follows this notice. Holders of record of our ordinary shares at the close of business on April 9, 2024 are entitled to receive notice of, attend and vote at the Annual Meeting, or any continuation, postponement or adjournment thereof. A complete list of such shareholders will be open to the examination of any shareholder for any purpose germane to the Annual Meeting at our principal executive offices at 450 East 29th Street, 14th Floor, New York, New York 10016 for a period of ten days prior to the Annual Meeting. The Annual Meeting may be cancelled or postponed by the Board of Directors for any reason or for no reason at any time prior to the time for holding the Annual Meeting or, if the Annual Meeting is adjourned, the time for holding the adjourned Annual Meeting and the Board of Directors shall give shareholders notice in writing of any cancellation or postponement.

Your vote is important. Voting your shares will ensure the presence of a quorum at the Annual Meeting and will save us the expense of further solicitation. Please promptly vote your shares by following the instructions for voting by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described on your proxy card.

By Order of the Board of Directors,

Robert J. Wollin
General Counsel and Secretary

April 25, 2024

This Notice of Annual General Meeting of Shareholders and Proxy Statement are first being distributed or made available, as the case may be, on or about April 25, 2024.

Important Notice Regarding the Availability of Proxy Materials for
the Shareholder Meeting to be held on June 6, 2024:
This Proxy Statement and our Annual Report are available free of charge at www.proxyvote.com.

MeiraGTx Holdings plc
450 East 29th Street, 14th Floor
New York, New York 10016

PROXY STATEMENT
FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 6, 2024

This proxy statement (the “Proxy Statement”) and our annual report for the fiscal year ended December 31, 2023 (the “Annual Report” and, together with the Proxy Statement, the “proxy materials”) are being furnished by and on behalf of the board of directors (the “Board” or the “Board of Directors”) of MeiraGTx Holdings plc (the “Company,” “MeiraGTx,” “we,” “us,” or “our”), in connection with our 2024 annual general meeting of shareholders (the “Annual Meeting”).

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

When and where will the Annual Meeting be held?

The Annual Meeting will be held on Thursday, June 6, 2024 at 10:00 a.m., Eastern Time, via live webcast by visiting www.virtualshareholdermeeting.com/MGTX2024.

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is to vote on the following items described in this Proxy Statement:

●	Proposal No. 1: Election of the director nominees listed in this Proxy Statement.
●	Proposal No. 2: Approval, on an advisory (non-binding) basis, of the compensation of our named executive officers (commonly referred to as the “say-on-pay vote”).
●	Proposal No. 3: Approval, on an advisory (non-binding) basis, of the frequency of future say-on-pay votes.
●	Proposal No. 4: Ratification, by ordinary resolution, of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

Are there any matters to be voted on at the Annual Meeting that are not included in this Proxy Statement?

At the date this Proxy Statement went to press, we did not know of any matters to be properly presented at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the meeting or any adjournment or postponement thereof for consideration, and you are a shareholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of proxy materials?

The rules of the Securities and Exchange Commission (the “SEC”) permit us to furnish proxy materials, including this Proxy Statement and the Annual Report, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Shareholders will not receive paper copies of the proxy materials unless they request them. Instead, the Notice Regarding the Availability of Proxy Materials (the “Notice and Access Card”) provides instructions on how to access and review on the Internet all of the proxy materials. The Notice and Access Card also instructs you as to how to authorize via the Internet or telephone your proxy to vote your shares according to your voting instructions. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials described in the Notice and Access Card.

What does it mean if I receive more than one Notice and Access Card or more than one set of proxy materials?

It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.

Can I vote my shares by filling out and returning the Notice and Access Card?

No. The Notice and Access Card identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and Access Card and returning it. If you would like a paper proxy card, you should follow the instructions in the Notice and Access Card. The paper proxy card you receive will also provide instructions as to how to authorize via the Internet or telephone your proxy to vote your shares according to your voting instructions. Alternatively, you can mark the paper proxy card with how you would like your shares voted, sign the proxy card and return it in the envelope provided.

Who is entitled to vote at the Annual Meeting?

Holders of record of our ordinary shares as at the close of business on April 9, 2024 (the “Record Date”) will be entitled to receive notice of, attend and vote at the Annual Meeting and any continuation, postponement or adjournment thereof. At the close of business on the Record Date, there were 64,306,613 of our ordinary shares issued and outstanding and entitled to vote. On the basis that voting at the Annual Meeting will be conducted by way of a poll, every shareholder present in person, or by remote communication, or by proxy shall have one vote for each ordinary share held on any matter presented to shareholders at the Annual Meeting.

What is the difference between being a “record holder” and holding shares in “street name”?

A record holder (also called a “registered holder”) holds shares in his or her name. Shares held in “street name” means that shares are held in the name of a bank, broker or other nominee on the holder’s behalf.

What do I do if my shares are held in “street name”?

If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The Notice and Access Card or the proxy materials, if you have elected to receive a hard copy, have been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting. Please refer to information from your bank, broker or other nominee on how to submit your voting instructions.

How many shareholders must be present to hold the Annual Meeting in order for there to be a quorum?

A quorum must be present at the Annual Meeting in order for any business to be transacted. One or more shareholders holding at least one third of the voting share capital of the Company present in person, by remote communication, or by proxy and entitled to vote at that meeting shall form a quorum. If you sign and return your paper proxy card or authorize a proxy to vote electronically or telephonically, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote as indicated in the proxy materials.

Broker non-votes will also be considered present for the purpose of determining whether there is a quorum for the Annual Meeting.

What are “broker non-votes”?

A “broker non-vote” occurs when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a proposal because (1) the broker has not received voting instructions from the shareholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at their discretion.

The proposal related to the ratification, by ordinary resolution, of the appointment of Ernst & Young LLP as our independent registered public accounting firm is considered a “routine” matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on such proposal. All of the other proposals, meaning those related to the election of directors, approval of the say-on-pay vote and approval of the frequency of future say-on-pay votes are considered “non-routine” matters, and a broker will lack the authority to vote uninstructed shares at its discretion on these proposals. Accordingly, if you are a beneficial owner and you do not submit voting instructions to your broker, your shares will not have any effect on the outcome on the proposals related to the election of the director nominees at the Annual Meeting or the advisory votes pertaining to say-on-pay and the frequency of future say-on-pay proposals.

What if a quorum is not present at the Annual Meeting?

Under our Amended and Restated Articles of Association, no business shall be transacted at the Annual Meeting unless a quorum of shareholders is present in person, by remote communication or by proxy at the time when the meeting proceeds to business. If a quorum is not present in person, by remote communication or by proxy within half an hour of the scheduled time of the Annual Meeting, the Annual Meeting shall stand adjourned to the same day in the next week, at the same time and place. If a quorum is not present or represented within half an hour of the scheduled time for the adjourned Annual Meeting the shareholders present and entitled to vote at the adjourned Annual Meeting, present in person, by remote communication or by proxy, shall form a quorum.

How do I vote my shares and what are the voting deadlines?

If you are a shareholder of record, there are four ways to vote on the proposals:

●	by Telephone—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;
●	by Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the Notice and Access Card or proxy card;
●	by Mail—You can vote by mail by signing, dating and mailing the proxy card which you may have received by mail; or
●	at the Annual Meeting—You can vote your shares during the Annual Meeting via the Internet by following the instructions at www.virtualshareholdermeeting.com/MGTX2024. You will need the 16-digit control number provided on your proxy card.

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on June 5, 2024.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions on how to vote from the bank, broker or holder of record. You must follow the instructions of such bank, broker or holder of record in order for your shares to be voted.

How can I attend and vote at the Annual Meeting?

Shareholders as of the close of business on April 9, 2024, the Record Date, are entitled to participate in the Annual Meeting by visiting www.virtualshareholdermeeting.com/MGTX2024 and entering the 16-digit control number found on the proxy card or Notice Regarding the Availability of Proxy Materials previously received by shareholders. Shareholders may vote and ask questions during the Annual Meeting by following the instructions available on the meeting website. Guests and shareholders without their 16-digit control number may join the Annual Meeting in a listen-only mode, but they will not have the option to vote shares or ask questions during the meeting.

Even if you plan to attend the Annual Meeting, we encourage you to vote your shares by proxy. You may still vote your shares at the meeting even if you have previously voted by proxy.

Will there be a question and answer session during the Annual Meeting?

We intend to answer appropriate questions submitted during the Annual Meeting and that are pertinent to the Company and the meeting matters. The Company will endeavor to answer as many questions submitted by shareholders as time permits. Only shareholders that have accessed the Annual Meeting as a shareholder (rather than a guest) by following the procedures outlined above in “How can I attend and vote at the Annual Meeting?” will be permitted to submit questions during the Annual Meeting. Each shareholder is limited to no more than two questions. Questions should be succinct and only cover a single topic. Questions from multiple shareholders on the same topic or that are otherwise related will be grouped, summarized and answered together. We will not address questions that are, among other things:

●	irrelevant to the business of the Company or to the business of the Annual Meeting;
●	related to pending or threatened litigation;
●	derogatory references to individuals or that are otherwise in bad taste;
●	unduly prolonged (longer than two minutes);
●	substantially repetitious of statements made by other shareholders;
●	a matter of individual concern that is not a matter of interest to shareholders generally or suggestions for product innovations;
●	related to personal grievances; or
●	out of order or not otherwise suitable for the conduct of the Annual Meeting as determined by the Chair of the Annual Meeting or the Secretary in their reasonable judgment.

Additional information regarding the question and answer session will be provided in the “Rules of Conduct” available on the Annual Meeting webpage for shareholders that have accessed the Annual Meeting as a shareholder (rather than a guest) by following the procedures outlined above in “How can I attend and vote at the Annual Meeting?”.

What if during the check in time or during the Annual Meeting, I have technical difficulties or trouble accessing the virtual meeting website?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting login page.

How does the Board recommend that I vote?

The Board recommends that you vote:

●	FOR the nominees to the Board set forth in this Proxy Statement.
●	FOR the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers.
●	3 YEARS for the frequency of future advisory (non-binding) say-on-pay votes.
●	FOR the ratification, by ordinary resolution, of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

How many votes are required to approve each proposal?

The table below summarizes the proposals that will be voted on, the vote required to approve each item and how votes are counted:

Proposal	Votes Required	Voting Options	Impact of “Withhold” or “Abstain” Votes	Broker Discretionary Voting Allowed
Proposal No. 1: Election of Directors	The plurality of the votes cast. This means that the three nominees receiving the highest number of affirmative “FOR” votes will be elected as Class III directors.	“FOR ALL” “WITHHOLD ALL” “FOR ALL EXCEPT”	None(1)	No(2)
Proposal No. 2: Approval, on an Advisory (Non-Binding) Basis, of the Compensation of Our Named Executive Officers	The affirmative vote of the holders of a simple majority of our ordinary shares present in person, by remote communication, or by proxy and voting at the Annual Meeting.(3)	“FOR” “AGAINST” “ABSTAIN”	None(4)	No(2)
Proposal No. 3: Approval, on an Advisory (Non-Binding) Basis, of the Frequency of Future Advisory Votes on Compensation of our Named Executive Officers

The frequency that receives the affirmative vote of the holders of a simple majority of our ordinary shares present in person, by remote communication, or by proxy and voting at the Annual Meeting will be the frequency recommended by shareholders. If no frequency receives the foregoing vote, then we will consider the option of 1 YEAR, 2 YEARS or 3 YEARS that receives the highest number of votes cast to be the frequency recommended by shareholders.(3)

		“1 YEAR” “2 YEARS” “3 YEARS” “ABSTAIN”	None(4)	No(2)
Proposal No. 4: Ratification, by Ordinary Resolution, of the Appointment of Our Independent Registered Public Accounting Firm	The affirmative vote of the holders of a simple majority of our ordinary shares present in person, by remote communication, or by proxy and voting at the Annual Meeting.(3)	“FOR” “AGAINST” “ABSTAIN”	None(4)	Yes(5)

(1)	Votes that are “withheld” will have the same effect as an abstention and will not count as a vote “FOR” or “AGAINST” a director, because directors are elected by plurality voting.

(2)	As this proposal is not considered a discretionary matter, brokers lack authority to exercise their discretion to vote uninstructed shares on this proposal.
(3)	This assumes voting is conducted by way of a poll and not a show of hands.
(4)	A vote marked as an “Abstention” is not considered a vote cast and will, therefore, not affect the outcome of this proposal.
(5)	As this proposal is considered a discretionary matter, brokers are permitted to exercise their discretion to vote uninstructed shares on this proposal. We do not expect any broker non-votes on this proposal.

What if I do not specify how my shares are to be voted?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board. The Board’s recommendations are set forth above, as well as with the description of each proposal in this Proxy Statement.

Who will count the votes?

Representatives of Broadridge Investor Communications Services (“Broadridge”) will tabulate the votes, and a representative of Broadridge will act as inspector of election.

Can I revoke or change my vote after I submit my proxy?

Yes. Whether you have voted by Internet, telephone or mail, if you are a shareholder of record, you may change your vote and revoke your proxy by:

●	sending a written statement to that effect to the attention of the Secretary at our corporate offices, provided such statement is received no later than June 5, 2024;
●	voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m., Eastern Time, on June 5, 2024;
●	submitting a properly signed proxy card with a later date that is received no later than June 5, 2024; or
●	attending the Annual Meeting via the Internet by following the instructions at www.virtualshareholdermeeting.com/MGTX2024.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy at the Annual Meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Your most recent proxy card or telephone or Internet proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Company before your proxy is voted or you vote at the Annual Meeting via the webcast.

Who will pay for the cost of this proxy solicitation?

The accompanying proxy is solicited by and on behalf of our Board, whose Notice of Annual General Meeting of Shareholders is attached to this proxy statement, and we will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Board Size and Structure

In accordance with our Amended and Restated Memorandum and Articles of Association as currently in effect (the “Articles”), the Board has the discretion to fix the minimum and maximum number of directors to serve on our Board and, unless such numbers are fixed, the minimum shall be one and the maximum shall be unlimited. Our Board has not set a maximum, and the Board currently consists of eight directors.

Our Articles provide that the Board be divided into three classes, Class I, Class II and Class III, with staggered, three-year terms. At each annual general meeting of shareholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual general meeting following election. Each director shall hold office until the expiration of their term, until their successor shall have been duly elected and qualified or until their earlier death, resignation or removal. Generally, vacancies or newly created directorships on the Board will be filled by vote of a majority of the directors then in office. A director appointed by the Board to fill a vacancy will hold office until the next election of the class for which such director was chosen, subject to the election and qualification of his or her successor and his or her earlier death, resignation or removal.

Current Directors and Terms

Our current directors and their respective classes and terms are set forth below.

Class I Directors with Current Term Ending at 2025 Annual Meeting	Class II Directors with Current Term Ending at 2026 Annual Meeting	Class III Directors with Current Term Ending at 2024 Annual Meeting
Martin Indyk, Ph.D.	Ellen Hukkelhoven, Ph.D.	Alexandria Forbes, Ph.D.
Thomas E. Shenk, Ph.D.	Nicole Seligman	Keith R. Harris, Ph.D.
	Debra Yu, M.D.	Lord Mendoza

Nominees for Director

Drs. Forbes and Harris and Lord Mendoza have been nominated by the Board to stand for election. As Drs. Forbes and Harris and Lord Mendoza are directors assigned to Class III, their current term of service will expire at the Annual Meeting. If elected by the shareholders at the Annual Meeting, Drs. Forbes and Harris and Lord Mendoza will each serve for a term expiring at our annual general meeting of shareholders to be held in 2027 (the “2027 Annual Meeting”) and until the election and qualification of his or her successor or until his or her earlier death, resignation or removal.

Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve. If, however, prior to the Annual Meeting, the Board of Directors should learn that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for this nominee will be voted for a substitute nominee as selected by the Board. Alternatively, the proxies, at the Board’s discretion, may be voted for a fewer number of nominees that results from the inability of any nominee to serve. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proposal.

Information About Board Nominees and Continuing Directors

The following pages contain certain biographical information as of April 23, 2024 for each nominee for director and each director whose term as a director will continue after the Annual Meeting, including all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly-held companies of which the director or nominee currently serves as a director or has served as a director during the past five years.

We believe that all of our directors and nominees display: personal and professional integrity; satisfactory levels of education and/or business experience; broad-based business acumen; an appropriate level of understanding of our business and its industry and other industries relevant to our business; the ability and willingness to devote adequate time to the work of our Board of Directors and its Committees; skills and personality that complement those of our other directors that helps build a board that is effective, collegial and responsive to the needs of our Company; strategic thinking and a willingness to share ideas; a diversity of experiences, expertise and background; and the ability to represent the interests of all of our shareholders. The information presented below regarding each nominee and continuing director also sets forth specific experience, qualifications, attributes and skills that led our Board of Directors to the conclusion that such individual should serve as a director in light of our business and structure.

Nominees for Election to Three-Year Terms Expiring No Later than the 2027 Annual Meeting

Class III Directors	Age	Director Since	Current Position(s) at MeiraGTx
Alexandria Forbes, Ph.D.	59	March 2015	President and Chief Executive Officer and Director
Keith R. Harris, Ph.D.	71	June 2015	Chairman of the Board
Lord Mendoza	64	June 2015	Director

Alexandria Forbes, Ph.D. has served as our President, Chief Executive Officer and member of our Board of Directors since March 2015. Prior to founding MeiraGTx, Dr. Forbes served as Senior Vice President of Commercial Operations at Kadmon Holdings, Inc., a biopharmaceutical company, from September 2013 to April 2015, and served as a member of its board of directors until June 2018. Prior to Kadmon Holdings, Inc., Dr. Forbes spent eleven years as a public markets healthcare investor responsible for investments in biotechnology, specialty pharmaceuticals and diagnostics companies and was portfolio manager of the Sivik Global Life Science Fund. Before entering the hedge fund industry, Dr. Forbes was a Human Frontiers/Howard Hughes postdoctoral fellow at the Skirball Institute of Biomolecular Medicine at NYU Langone Medical Center from March 1997 to September 2000. Prior to this, Dr. Forbes was a research fellow at Duke University, and also at the Carnegie Institute at Johns Hopkins University. Dr. Forbes is also a member of the Emerging Companies Section and Health Section Governing Boards of the Biotechnology Innovation Organization (BIO) and serves as a Trustee and Director of the Hilary and Galen Weston Foundation, the European arm of the Weston Brain Institute, a charity supporting research into neurodegenerative diseases with the aim of speeding the time to the development of disease modifying treatments for these currently intractable diseases, particularly Alzheimer’s disease. Dr. Forbes received an M.A. in Natural Sciences from Cambridge University and a Ph.D. in Molecular Genetics from Oxford University. Our Board of Directors believes Dr. Forbes’ extensive academic and clinical experience, as well as her knowledge of the industry, qualifies her to serve on our Board of Directors.

Keith R. Harris, Ph.D. has served as a member of our Board of Directors since June 2015 and has served as chairman of our Board of Directors since February 2018. Dr. Harris is a London-based investment banker and financier with a 35-year career as a senior corporate finance and takeover advisor. Since 1999, Dr. Harris has been the chairman of Keith Harris & Associates, a sports and financial consulting firm. Dr. Harris previously served as Chief Executive Officer of HSBC Investment Bank from 1994 to 1999 and Seymour Pierce Holdings Limited, a subsidiary of which, Seymour Pierce Limited, was acquired in a pre-paid administration under United Kingdom (“U.K.”) law in 2013. Dr. Harris currently serves on the boards of directors of Rural Broadband Solutions Holdings (private), Semper Fortis Esports plc, Global Connectivity PLC and vTv Therapeutics Inc. Dr. Harris received a B.Sc. in business and economics (1st Class Honours) from the University of Bradford and a Ph.D. in Economics from the University of Surrey and in October 2022 became an Honorary Professor of Durham University. Our Board of Directors believes that Dr. Harris’ financial knowledge and experience qualifies him to serve as a member of our Board of Directors.

Lord Mendoza CBE has served as a member of our Board of Directors since June 2015. Lord Mendoza is Provost of Oriel College, Oxford University. He has been a member of the House of Lords since October 2020. In 1986, Lord Mendoza founded the custom marketing and publishing agency Forward, subsequently renamed Bookmark Content and Communications, a subsidiary of WPP plc. Lord Mendoza served from 2016 to 2020 as a non-executive director of the Department of Digital Culture, Media & Sport within the United Kingdom government and since 2020 has served as the Commissioner for Cultural Recovery and Renewal within that Department. Lord Mendoza also served as the chairman of Victoria Private Investment Office, a London-based investment advisory firm, from 2010 to 2018. He received an M.A. in Geography from Oxford University. Our Board of Directors believes Lord Mendoza’s extensive experience with investments and public service provides him with the qualifications and skills to serve on our Board of Directors.

Class II Directors Whose Terms Expire at the 2026 Annual Meeting of Shareholders

Class II Directors	Age	Director Since	Current Position(s) at MeiraGTx
Ellen Hukkelhoven, Ph.D.	37	October 2017	Director
Nicole Seligman	67	May 2019	Director
Debra Yu, M.D.	59	April 2022	Director

Ellen Hukkelhoven, Ph.D. has served as a member of our Board of Directors since October 2017. Since 2023, Dr. Hukkelhoven has served as the Head of Biotechnology Investments at Perceptive Advisors, LLC (“Perceptive Advisors”), a leading healthcare investment firm, prior to which she served as Managing Director from 2018 to 2023 and a Senior Analyst from 2013 to 2018. Dr. Hukkelhoven serves on the boards of directors of Freenome Holdings, Inc., Kindbody and Partner Therapeutics, Inc. and is a member of the Board of Advisors of the Columbia University Mailman School of Public Health. Prior to joining Perceptive Advisors in 2013, Dr. Hukkelhoven received a B.A. in molecular biology and finance from Princeton University and a Ph.D. in cancer biology from Memorial Sloan Kettering Cancer Center. Our Board of Directors believes that Dr. Hukkelhoven’s academic and biotechnology investing experience qualifies her to serve as a member of our Board of Directors.

Nicole Seligman has served as a member of our Board of Directors since May 2019. Ms. Seligman was the President of Sony Entertainment, Inc., a multinational entertainment company, from 2014 to 2016 and of Sony Corporation of America from 2012 to 2016. From 2005 through 2014, she served as the global General Counsel of Sony Corporation. She joined Sony in 2001 as Executive Vice President and General Counsel of Sony Corporation of America. Prior to joining Sony, she was a partner in the litigation practice at Williams & Connolly LLP where she worked on a broad range of complex civil and criminal matters and counseled a broad range of clients, including President William Jefferson Clinton and Hillary Clinton. Ms. Seligman served as law clerk to Justice Thurgood Marshall on the Supreme Court of the United States from 1984 to 1985 and as law clerk to Judge Harry T. Edwards at the U.S. Court of Appeals for the District of Columbia Circuit from 1983 to 1984. Ms. Seligman currently serves on the boards of directors of Paramount Global (formerly known as ViacomCBS, Inc.) and Intuitive Machines, Inc., and served on the boards of directors of WPP plc, Viacom Inc. through December 2019, when it merged with CBS Corp., Far Point Acquisition Corporation and Far Peak Acquisition Corporation. Ms. Seligman received her B.A., magna cum laude, from Harvard College (Radcliffe) and her J.D., magna cum laude, from Harvard Law School, where she was a winner of the Sears Prize. Our Board of Directors believes that Ms. Seligman’s extensive experience as a senior executive at a global public company, together with her exceptional achievements in the legal profession and her corporate governance expertise, provide her with the qualifications and skills to serve on our Board of Directors.

Debra Yu, M.D. has served as a member of our Board of Directors since April 2022. Since March 2023, Dr. Yu has served as Chief Operating Officer and Partner of Panacea Venture, a healthcare focused venture capital firm. Prior to that, Dr. Yu served as President and Chief Strategy Officer of LianBio, a biotechnology company, from October 2021 to December 2022, and previously served as LianBio’s President and Chief Business Officer from October 2019 until September 2021. From August 2016 to September 2019, Dr. Yu served as Managing Director and Head of Cross Border Healthcare Investment Banking at China Renaissance Securities (U.S.), a brokerage firm. Prior to that, she was Managing Director of Labrador Advisors, LLC, where she advised numerous partnerships and licensing transactions from May 2009 to June 2016. Earlier in her career, she held senior positions in corporate and business development, where she advised numerous partnerships and licensing transactions, including at Pfizer in its Worldwide Business Development organization. Dr. Yu also previously served as a partner at two life science focused venture capital firms in the San Francisco Bay Area. Dr. Yu currently serves as a member of the board of directors of JW (Cayman) Therapeutics Co. Ltd. (HKG:2126) and served on the board of directors of ARYA Sciences Acquisition Corp V. Dr. Yu received a bachelor’s degree with high honors in molecular biology from Princeton University and earned a medical degree from Harvard Medical School. Our Board of Directors believes Dr. Yu’s extensive biopharmaceutical and investment experience qualifies her to serve as a member of our Board of Directors.

Class I Directors Whose Terms Expire at the 2025 Annual Meeting of Shareholders

Class I Directors	Age	Served as a Director Since	Current Position(s) with MeiraGTx
Martin Indyk, Ph.D.	72	February 2019	Director
Thomas E. Shenk, Ph.D.	77	June 2015	Director

Martin Indyk, Ph.D. has served as a member of our Board of Directors since February 2019. Ambassador Indyk is an American diplomat and policy expert who has served in senior positions in the Clinton, George W. Bush and Obama administrations, including at the White House as Special Assistant to the President and Senior Director for Near East and South Asia, and at the U.S. Department of State as Assistant Secretary of State for Near East Affairs, Special Envoy for Israeli-Palestinian Negotiations, and as the U.S. Ambassador to Israel. From 2010 to 2018, Ambassador Indyk worked at The Brookings Institution, a non-profit public policy organization, where he was responsible for directing research, expanding the reach of the organization internationally, and raising and managing funding for the organization. At The Brookings Institution, he served as Executive Vice President from 2015 to 2017, and prior to that as the Vice President and Director of the Foreign Policy Program. In 2003, Ambassador Indyk was co-founder with Sheikh Hamad bin Jassem al-Thani of the Doha Forum on U.S. Relations with the Islamic World and, from 2004 to 2017, Ambassador Indyk acted as co-founder with Mr. Haim Saban of the Saban Forum on U.S.-Israel Relations. Since October 2018, Ambassador Indyk has served as a Distinguished Fellow at the Council on Foreign Relations, a non-profit think tank specializing in U.S. foreign policy and international affairs. From July 2019 to July 2022, he served as a Senior Adviser at Credit-Suisse Asset Management in a consulting role to provide political risk management and strategic advice. He also served from 2018 to 2020 as an Adviser to the chairman of Youngone Corporation, a leading global manufacturer of outdoor/athletic clothing, textiles, footwear and gear. Ambassador Indyk currently serves as a Senior Advisor to UBS Bank, CSAV Shipping Company and Global Infrastructure Partners. Ambassador Indyk also serves on the boards of several non-profit organizations (including the Lowy Institute for International Policy, the Israel Institute for National Security Studies, the Israel Policy Forum, and the Middle East Investment Initiative of the Aspen Institute). He is a member of the American Academy of Arts and Sciences, the Council on Foreign Relations, and the American Academy of Diplomacy. In 2023, Ambassador Indyk was awarded the Order of Australia for his services to international peace. Ambassador Indyk received a Bachelor of Economics (with honors) from the University of Sydney and a Ph.D. in International Relations from the Australian National University. Our Board of Directors believes that Ambassador Indyk’s expertise and experience in public service, navigating contentious issues and managing complex organizations provides him with the qualifications and skills to serve on our Board of Directors.

Thomas E. Shenk, Ph.D. has served as a member of our Board of Directors since June 2015. Dr. Shenk was the James A. Elkins Jr. Professor of Life Sciences in the Department of Molecular Biology at Princeton University from 1984 to 2021, when he became Professor of Life Sciences, Emeritus. Dr. Shenk served on the board of directors of Merck and Co., Inc., a pharmaceutical company, from 2001 to 2012. Dr. Shenk also served on the board of directors of each of Vical Incorporated and Kadmon Holdings, Inc. until August 2019 and June 2018, respectively. Dr. Shenk has been elected to membership in each of the U.S. National Academy of Sciences, the U.S. National Academy of Medicine and the American Philosophical Society. He received a B.S. from the University of Detroit and a Ph.D. from Rutgers University. Our Board of Directors believes Dr. Shenk’s expertise and experience serving as a director in the pharmaceutical sector and his academic background provides him with the qualifications and skills to serve on our Board of Directors.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR the election of each of Alexandria Forbes, Ph.D., Keith R. Harris, Ph.D. and Lord Mendoza as a Class III director to hold office until the 2027 Annual Meeting and until his or her successor has been duly elected and qualified.

PROPOSAL NO. 2 APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking our shareholders to approve, on an advisory (non-binding) basis, the compensation of our named executive officers, as discussed below in the section entitled “Executive Compensation.” We have designed our executive compensation to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and to increase long-term shareholder value. We believe that our executive compensation program is designed to reward results relevant to our short-term and long-term success based on both corporate and individual performance. We encourage you to carefully review the “Executive Compensation” section of this Proxy Statement for additional details on the Company’s executive compensation for the fiscal year ended December 31, 2023.

We are asking our shareholders to vote “FOR” the following advisory resolution for the compensation of our named executive officers as described in this Proxy Statement:

“RESOLVED, that the Company’s shareholders approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers as described in the Proxy Statement for the 2024 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC.”

This proposal, commonly known as a “say-on-pay vote,” gives you, as a shareholder, the opportunity to express your views on our executive compensation policies for our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the framework, policies, and procedures described in this Proxy Statement.

Because this is an advisory vote, it will not be binding upon the Company. However, the Compensation Committee, which is responsible for the design and administration of our executive compensation program, values the opinions of our shareholders expressed through your vote on this proposal, and will take into account the opinions of our shareholders in connection with its regular evaluations of our executive compensation program and in establishing our named executive officers’ compensation.

Board Recommendation

The Board of Directors unanimously recommends a vote, by ordinary resolution, FOR the approval of the compensation of the Company’s named executive officers as described in the Proxy Statement for the 2024 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC.

PROPOSAL NO. 3 APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE FREQUENCY OF FUTURE ADVISORY VOTES ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21 under the Exchange Act, we request that our shareholders cast a non-binding, advisory vote regarding the frequency with which we should include in future annual proxy statements the say-on-pay vote to approve the compensation of our named executive officers. The first say-on-pay vote will occur at the Annual Meeting. By voting on this proposal, shareholders may indicate whether they would prefer that we provide for the say-on-pay vote at future annual meetings every year, every two years or every three years. Shareholders may also abstain from the vote. This advisory (non-binding) “frequency” vote is required at least once every six years pursuant to Section 14A of the Exchange Act.

Our compensation program objectives include establishing and supporting a performance-driven culture and motivating executives to deliver strong business results. Accordingly, we believe that a vote every three years would provide our shareholders with time to evaluate the effectiveness of our executive compensation philosophy as it relates to our performance.

As a result, after careful consideration, our Board of Directors has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for the Company and therefore our Board of Directors recommends that you vote for a three-year interval for the frequency of future advisory say-on-pay votes.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining). Shareholders are not voting to approve or disapprove the Board’s recommendation. Rather, shareholders are being asked to express their preference regarding the frequency of future advisory say-on-pay votes to approve executive compensation. However, because this vote is advisory, it will not be binding on the Company. Nevertheless, as noted above, the Board of Directors and the Compensation Committee value the opinions of our shareholders and intend to consider our shareholders’ views regarding how often they should have the opportunity to approve our executive compensation programs.

Board Recommendation

The Board of Directors unanimously recommends a vote, by ordinary resolution, for “3 YEARS” for the frequency of future advisory (non-binding) say-on-pay votes.

PROPOSAL NO. 4 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee appoints our independent registered public accounting firm. In this regard, the Audit Committee evaluates the qualifications, performance and independence of our independent registered public accounting firm and determines whether to re-engage our current firm. As part of its evaluation, the Audit Committee considers, among other factors, the quality and efficiency of the services provided by the firm, including the performance, technical expertise, industry knowledge and experience of the lead audit partner and the audit team assigned to our account; the overall strength and reputation of the firm; the firm’s global capabilities relative to our business; and the firm’s knowledge of our operations. Ernst & Young LLP has served as our independent registered public accounting firm since 2016. Neither the accounting firm nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors and providing audit and permissible non-audit related services. Upon consideration of these and other factors, the Audit Committee has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2024.

Although ratification is not required by our Articles or otherwise, the Board is submitting the selection of Ernst & Young LLP to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and it is a good corporate governance practice. If our shareholders do not ratify the selection, the Audit Committee and the Board of Directors will reconsider such appointment. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and to have an opportunity to make a statement as they may desire and be available to respond to appropriate questions from shareholders.

Audit, Audit-Related, Tax and All Other Fees

The table below sets forth the aggregate fees billed to MeiraGTx for services related to the fiscal years ended December 31, 2023 and 2022, by Ernst & Young LLP, our independent registered public accounting firm.

	Year Ended December 31,
	2023	2022
Audit Fees(1)	$1,664,647	$1,003,219
Audit‑Related Fees	—	—
Tax Fees(2)	973,065	779,136
All Other Fees	—	—
	$2,637,712	$1,782,355

(1)	Audit fees for 2023 and 2022 consisted of professional services rendered for the audits of our financial statements, including the review of our quarterly financial statements and services rendered in connection with registration statement filings.
(2)	Tax fees for 2023 and 2022 consisted of professional services rendered for corporate tax compliance and tax advisory services.

Pre-Approval Policies and Procedures

The formal written charter for our Audit Committee requires that the Audit Committee, or the chairman of the Audit Committee, pre-approve all audit services to be provided to us, whether provided by our principal auditor or other firms, and all other services (review, attest and non-audit) to be provided to us by our independent registered public accounting firm in accordance with the Company’s audit services pre-approval policy (as amended from time to time), other than de minimis non-audit services approved in accordance with applicable SEC rules.

The Audit Committee has adopted a pre-approval policy that sets forth the procedures and conditions pursuant to which audit and non-audit services proposed to be performed by our independent registered public accounting firm may be pre-approved. This pre-approval policy generally provides that the Audit Committee will not engage an independent registered public accounting firm to render any audit, audit-related, tax or permissible non-audit service unless the service is either (i) explicitly approved by the Audit Committee or (ii) entered into pursuant to the pre-approval policies and procedures described in the pre-approval policy. Unless a type of service to be provided by our independent registered public accounting firm has received this latter general pre-approval under the pre-approval policy, it requires specific pre-approval by the Audit Committee.

On an annual basis, the Audit Committee reviews and generally pre-approves the services (and related fee levels or budgeted amounts) that may be provided by the Company’s independent registered public accounting firm without first obtaining specific pre-approval from the Audit Committee. The Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations. Any member of the Audit Committee to whom the Committee delegates authority to make pre-approval decisions must report any such pre-approval decisions to the Audit Committee at its next scheduled meeting. If circumstances arise where it becomes necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories or above the pre-approved amounts, the Audit Committee requires pre-approval for such additional services or such additional amounts.

The services provided to us by Ernst & Young LLP in 2022 and 2023 were provided in accordance with our pre-approval policies and procedures, as applicable.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR the ratification, by ordinary resolution, of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

Audit Committee Report

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under the discussion of “Corporate Governance—Audit Committee.” Under the Audit Committee charter, management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

In the performance of its oversight function, the Audit Committee reviewed and discussed with management and Ernst & Young LLP, as the Company’s independent registered public accounting firm, the Company’s audited financial statements for the fiscal year ended December 31, 2023. The Audit Committee also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the Securities and Exchange Commission. In addition, the Audit Committee received and reviewed the written disclosures and the letters from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB, regarding such independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the Company’s independent registered public accounting firm their independence from the Company.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10‑K for the fiscal year ended December 31, 2023 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

Keith R. Harris, Ph.D. (Chair)
Nicole Seligman
Thomas E. Shenk, Ph.D.

EXECUTIVE OFFICERS

The table below identifies and sets forth certain biographical and other information regarding our current executive officers. There are no family relationships among any of our executive officers or directors.

Executive Officer	Age	Position	In Current Position Since
Alexandria Forbes, Ph.D.	59	President and Chief Executive Officer and Director	March 2015
Richard Giroux	51	Chief Operating Officer and Chief Financial Officer	March 2015 and April 2019, respectively
Stuart Naylor, Ph.D.	61	Chief Development Officer	April 2015
Robert K. Zeldin, M.D.	61	Chief Medical Officer	August 2020
Robert J. Wollin	48	General Counsel and Secretary	June 2020

See page 8 of this Proxy Statement for Dr. Forbes’ biography.

Richard Giroux has served as our Chief Operating Officer since March 2015 and our Chief Financial Officer since April 2019. Mr. Giroux joined MeiraGTx from Sarissa Capital Management LP, an activist healthcare hedge fund, where he was a partner from March 2014 to March 2015. Prior to Sarissa Capital Management LP, Mr. Giroux was a founding partner and healthcare portfolio manager of Meadowvale Partners, a multi-strategy hedge fund, from January 2010 until June 2012. Prior to Meadowvale Partners, he was a partner at Sivik Global Healthcare (formerly Argus Partners), a healthcare hedge fund, from August 2001 to November 2008. Prior to that, from 1996 to 2001, he worked at investment banks Salomon Smith Barney and Goldman Sachs. Mr. Giroux received a B.A. in Economics from Yale University.

Stuart Naylor, Ph.D. has served as our Chief Development Officer since April 2015 and served as a member of our Board of Directors from April 2015 through May 2019. From April 2015 to April 2016, Dr. Naylor was Chief Executive Officer of Athena Vision Limited, a biotechnology company. From June 2013 to April 2015, Dr. Naylor served as managing director of Coltivare Ltd., a healthcare consulting company. From 2008 to 2013, Dr. Naylor was Executive Director and Chief Scientific Officer of Oxford BioMedica plc, a gene therapy company. Prior to joining Oxford BioMedica plc, Dr. Naylor focused on translational cancer research at the Institute of Cancer Research in London. Dr. Naylor has a B.S.C. in microbiology and virology from the University of Warwick, an M.S. in Immunology from Kings College London, and a Ph.D. from the Imperial Cancer Research Fund laboratory studying ovarian cancer and cytokine biology.

Robert K. Zeldin, M.D. has served as our Chief Medical Officer since August 2020. Prior to joining MeiraGTx, Dr. Zeldin served as Chief Medical Officer of Immunovant, Inc., a biotechnology company, from July 2019 to April 2020. From June 2018 to April 2019, he was Chief Medical Officer of Acceleron Pharma, Inc., a biopharmaceutical company. Prior to Acceleron, he was Chief Medical Officer of Ablynx NV, a biopharmaceutical company, from December 2015 to June 2018. From January 2011 to November 2015, Dr. Zeldin served as Senior Vice President and Head of Global Clinical Development at Stallergenes SA. He also served as Vice President and U.S. Medical Franchise Head – Respiratory and Dermatology at Novartis Pharmaceuticals Corp. from March 2005 to April 2010. From November 1997 to March 2005, Dr. Zeldin held increasingly strategic roles in worldwide regulatory affairs and clinical development at Merck & Co., Inc. Prior to his work in industry, Dr. Zeldin served as a Medical Officer at the U.S. Food & Drug Administration (FDA) Center for Biologics Evaluation and Research. He also spent several years in clinical practice. Dr. Zeldin holds a B.A. with honors from the Johns Hopkins University and an M.D. from Tufts University School of Medicine.

Robert J. Wollin has served as our General Counsel and Secretary since June 2020 and joined the Company in August 2019. Prior to joining MeiraGTx, Mr. Wollin was Director, Associate General Counsel at Investment Technology Group, Inc., a global financial technology company, from November 2015 to June 2019. From August 2011 to October 2015, he served as Senior Corporate Counsel in the Corporate Governance and Securities Group at Bristol-Myers Squibb Company, a pharmaceutical company. From October 2001 to July 2011, Mr. Wollin practiced as a corporate attorney at Kramer Levin Naftalis & Frankel LLP, a law firm in New York. Mr. Wollin received a B.B.A. with honors from the University of Michigan Stephen M. Ross School of Business and a J.D. from the University of Pennsylvania Carey Law School.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines that govern its operation and that of its Committees. Our Board annually reviews our Corporate Governance Guidelines and, from time to time, our Board will revise them in response to changing regulatory requirements, evolving best practices and the concerns of our shareholders and other constituents. A copy of these Corporate Governance Guidelines can be found in the “Corporate Governance—Documents & Charters” section of the “Investors & Media” page of our website located at https://meiragtx.com/, or by writing to our Secretary at our offices at 450 East 29th Street, 14th Floor, New York, New York 10016.

Board Leadership Structure

Our Corporate Governance Guidelines provide our Board of Directors with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure would be in the best interests of the Company and its shareholders. If the Chairman of the Board is a member of management or does not otherwise qualify as independent, our Corporate Governance Guidelines provide for the appointment by the independent directors of a lead independent director (the “Lead Director”). The Lead Director’s responsibilities include, but are not limited to: presiding over all meetings of the Board at which the Chairman of the Board is not present, including any executive sessions of the independent directors; approving Board meeting schedules and agendas; and acting as the liaison between the independent directors and the Chief Executive Officer and Chairman of the Board. Our Corporate Governance Guidelines provide that, at such times as the Chairman of the Board qualifies as independent, the Chairman of the Board will carry out the duties of the Lead Director, as applicable.

The positions of our Chairman of the Board and our Chief Executive Officer and President are currently served by two separate persons. Dr. Harris, an independent director on our Board, serves as Chairman of the Board, and Dr. Forbes serves as our Chief Executive Officer and President. In his capacity as the independent Board Chairman, Dr. Harris performs the functions of the Lead Director.

The Board believes our current leadership structure of Chief Executive Officer and Chairman of the Board being held by two separate individuals is in the best interests of the Company and its shareholders and strikes the appropriate balance between the Chief Executive Officer and President’s responsibility for the strategic direction, day-to-day leadership and performance of our Company and the Chairman of the Board’s responsibility to guide overall strategic direction of our Company, to provide oversight of our corporate governance and guidance to our Chief Executive Officer and President and to set the agenda for and preside over Board meetings. We recognize that different leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. Accordingly, the Board will continue to periodically review our leadership structure and make such changes in the future as it deems appropriate and in the best interests of the Company and its shareholders.

Director Independence

Under our Corporate Governance Guidelines and the Nasdaq rules, a majority of our directors must qualify as independent directors and a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries. In addition, the director must meet the bright-line tests for independence set forth by the Nasdaq rules.

Our Board has undertaken a review of its composition, the composition of its Committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that none of Keith R. Harris, Ph.D., Martin Indyk, Ph.D., Lord Mendoza, Nicole Seligman, Thomas E. Shenk, Ph.D. and Debra Yu, M.D., representing six of our eight directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors qualifies as “independent” as that term is defined under the Nasdaq rules. In addition, our former director Arnold J. Levine, Ph.D. was determined to be independent while he served on our Board of Directors. Ellen Hukkelhoven, Ph.D. was determined not to be independent. In making these determination, our Board of Directors considered the relationships that each non-employee director has with us and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the director’s beneficial ownership of our ordinary shares and the relationships of our non-employee directors with certain of our significant shareholders. In determining that Dr. Hukkelhoven was not independent, the Board considered the Company’s relationships with Perceptive Advisors, where Dr. Hukkelhoven serves as the Head of Biotechnology Investments, including that Perceptive Advisors owns, in the aggregate, more than 10% of the Company’s outstanding shares and that in August 2022 we borrowed $75 million from Perceptive Credit Holdings III, LP (“Perceptive Credit Holdings”), an affiliate of Perceptive Advisors, as described in more detail below under “Certain Transactions with Related Persons—Debt Financing.” Alexandria Forbes, Ph.D. is not considered an independent director because she is currently employed by the Company as our President and Chief Executive Officer.

Board and Board Committee Meetings and Attendance

During 2023, our Board of Directors met ten times and acted by written consent nine times, the Audit Committee met four times and acted by written consent six times, the Compensation Committee met two times and acted by written consent six times, the Nominating and Corporate Governance Committee did not meet in 2023 and acted by written consent one time, and the Science and Technology Committee did not meet in 2023. In 2023, each of our incumbent directors attended at least 75% of the meetings of the Board and committees on which such director served as a member.

Executive Sessions

Executive sessions, which are meetings of the non-management or independent members of the Board, are regularly scheduled throughout the year. Our chairman of the Board, Dr. Harris, presided over such executive sessions in 2023.

Director Attendance at the Annual Meeting of Shareholders

We do not have a formal policy regarding the attendance of our Board members at our annual general meetings of shareholders, but we expect all directors to make every effort to attend any meeting of shareholders. All of the members of the Board of Directors attended the 2023 annual general meeting of shareholders except Dr. Hukkelhoven due to a previously scheduled commitment.

Board Committees

Our Board of Directors has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Science and Technology Committee, each of which has the composition and the responsibilities described below. In addition, from time to time, special committees may be established under the direction of our Board when necessary to address specific issues. Each of the Audit Committee, the

Compensation Committee, the Nominating and Corporate Governance Committee and the Science and Technology Committee operates under a written charter. The table below indicates the current members of these Committees.

Nominating and
			Corporate	Science and
	Audit	Compensation	Governance	Technology
Director	Committee	Committee	Committee	Committee
Alexandria Forbes, Ph.D.	—	—	—	X
Keith R. Harris, Ph.D.	Chair	Chair	X	—
Martin Indyk, Ph.D.	—	—	X	—
Lord Mendoza	—	X	X	X
Nicole Seligman	X	—	Chair	X
Thomas E. Shenk, Ph.D.	X	—	—	Chair
Debra Yu, M.D.	—	X	—	X

Audit Committee

Our Audit Committee is responsible for, among other things:

●	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;
●	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;
●	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;
●	coordinating our Board of Directors’ oversight of our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;
●	discussing our risk assessment and risk management policies;
●	meeting independently with our registered public accounting firm, management and internal auditing staff, as applicable;
●	reviewing and approving or ratifying any related person transactions;
●	pre-approving all audit and non-audit services provided to us by our independent auditor (other than those provided pursuant to appropriate preapproval policies established by the Committee or exempt from such requirements under SEC rules);
●	overseeing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and
●	preparing the Audit Committee report required by SEC rules.

Our Board of Directors has affirmatively determined that each member of our Audit Committee (i) qualifies as “independent” under Nasdaq’s heightened standards and Rule 10A-3 of the Exchange Act, applicable to audit committee members, and (ii) meets the requirements for financial literacy under the applicable Nasdaq rules and regulations. Our Board has also affirmatively determined that Keith R. Harris, Ph.D. qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

Our Compensation Committee is responsible for, among other things:

●	reviewing and approving, or recommending for approval by the Board of Directors, the compensation of our Chief Executive Officer and our other executive officers;
●	overseeing and administering our cash and equity incentive plans;
●	reviewing and making recommendations to our Board of Directors with respect to director compensation;
●	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” to the extent required by SEC rules;
●	overseeing the management of risks relating to our executive compensation plans and arrangements; and
●	preparing the annual Compensation Committee report required by SEC rules, to the extent required.

Our Board of Directors has determined that each member of our Compensation Committee (i) qualifies as “independent” under Nasdaq’s heightened standards applicable to compensation committee members and (ii) is a “non-employee director” as defined in Section 16b-3 of the Exchange Act.

The Compensation Committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors to assist in carrying out its responsibilities. Before selecting any such consultant, counsel or advisor, the Compensation Committee reviews and considers the independence of such consultant, counsel or advisor in accordance with applicable Nasdaq rules. We must provide appropriate funding for payment of reasonable compensation to any advisor retained by the Compensation Committee.

Compensation Consultants

In accordance with its authority to retain consultants and advisors described above, the Compensation Committee has engaged the services of Total Compensation Solutions (“TCS”) on an annual basis as its compensation consultant to provide advice, consulting and guidance on executive, non-employee director and employee retention and incentive plans.

All services related to executive and director compensation provided by TCS during 2023 were conducted under the direction or authority of the Compensation Committee, and all work performed by TCS was pre-approved by the Compensation Committee. Neither TCS nor any of its affiliates maintains any other direct or indirect business relationships with us or any of our subsidiaries. Additionally, during 2023, TCS did not provide any services to us unrelated to executive and director compensation.

The Compensation Committee evaluated whether any work provided by TCS raised any conflict of interest for services performed during 2023 and determined that it did not.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is responsible for, among other things:

●	identifying individuals qualified to become members of our Board and the criteria to be used in nominating directors;
●	recommending to our Board the persons to be nominated for election as directors and to each Committee of the Board;

●	developing and recommending to our Board of Directors corporate governance guidelines, and reviewing and recommending to our Board of Directors proposed changes to our corporate governance guidelines from time to time;
●	periodically reviewing the Board’s leadership structure;
●	overseeing management’s implementation of compliance programs with respect to non-financial compliance matters; and
●	overseeing a periodic evaluation of our Board of Directors.

Our Board has determined that each member of our Nominating and Corporate Governance Committee qualifies as “independent” under Nasdaq rules applicable to nominating and corporate governance committee members.

Science and Technology Committee

Our Science and Technology Committee is responsible for, among other things:

●	reviewing, evaluating and advising the Board and management regarding long-term strategic goals and objectives and the quality and direction of our research and development and technology;
●	reviewing and making recommendations to the Board on our internal and external investments in science and technology;
●	reviewing the attainment of key research and development milestones, and regularly reviewing our research and development pipeline; and
●	identifying and discussing new and emerging trends in pharmaceutical science, technology and regulation.

Director Nominations Process

The Nominating and Corporate Governance Committee is responsible for recommending candidates to serve on the Board and its Committees. In considering whether to recommend any particular candidate to serve on the Board or its Committees or for inclusion in the Board’s slate of recommended director nominees for election at the annual general meeting of shareholders, the Nominating and Corporate Governance Committee considers the criteria set forth in our Corporate Governance Guidelines. Specifically, the Nominating and Corporate Governance Committee may take into account many factors, including without limitation: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; strong finance experience; relevant social policy concerns; experience relevant to the Company’s industry; experience as a board member or executive officer of another publicly held company; relevant academic expertise or other proficiency in an area of the Company’s operations; diversity of expertise and experience in substantive matters pertaining to the Company’s business relative to other Board members; diversity of background and perspective, including, but not limited to, with respect to age, gender, gender identification, self-identifying as female, as an underrepresented minority or as LGBTQ+, race, ethnicity, place of residence and specialized experience; practical and mature business judgment, including, but not limited to, the ability to make independent analytical inquiries; and any other relevant qualifications, attributes or skills. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee may also consider the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

We consider diversity, such as race, ethnicity, gender and membership in an underrepresented community, as part of the criteria with regard to identifying director nominees, but do not have a formal diversity policy. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, shareholders and other sources, including third party recommendations. The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Nominating and Corporate Governance Committee uses the same criteria for evaluating candidates regardless of the source of the referral or recommendation. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness. In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee also may assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.

Each of the Class III director nominees to be elected at the Annual Meeting was evaluated in accordance with our standard review process for director candidates in connection with their initial appointment and their nomination for re-election at the Annual Meeting.

When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on the information discussed in each Board member’s biographical information set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. This process resulted in the Board’s nomination of the incumbent directors named in this Proxy Statement and proposed for election by our shareholders at the Annual Meeting.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. The Nominating and Corporate Governance Committee will review and evaluate information available to it regarding candidates proposed by shareholders and will apply the same criteria and follow substantially the same process in considering them as it does in considering other director candidates. Shareholders wishing to propose a candidate for consideration may do so by submitting their recommendation to the attention of our Secretary, MeiraGTx Holdings plc, 450 East 29th Street, 14th Floor, New York, New York 10016.

Board Diversity

Our Board of Directors values the diversity of its members. As noted above, our Board of Directors considers diversity, including gender and ethnic diversity, as adding to the overall mix of perspectives of our Board of Directors as a whole. With the assistance of the Nominating and Corporate Governance Committee, our Board of Directors regularly reviews trends in board composition, including on director diversity. The following table provides certain information about the composition and diversity of our Board as required under Nasdaq listing standards.

Board Diversity Matrix (as of April 25, 2024)
	Female	Male
Total Number of Directors	8
Part I: Gender Identity
Directors	4	4
Part II: Demographic Background
White	3	4
Asian	1	0

Board Role in Risk Oversight

The Board of Directors has overall responsibility for risk oversight, including, as part of regular Board and Committee meetings, general oversight of executives’ management of risks relevant to the Company. A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the Board of Directors in reviewing our business strategy is an integral aspect of the Board’s assessment of management’s tolerance for risk and its determination of what constitutes an appropriate level of risk for the Company. While the full Board has overall responsibility for risk oversight, it is supported in this function by its Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Science and Technology Committee. Each of the Committees regularly reports to the Board.

The Audit Committee assists the Board in fulfilling its risk oversight responsibilities by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls, our compliance with legal and regulatory requirements and our enterprise risk management program. The Audit Committee also oversees financial risks and information security risks (including cybersecurity and data protection). Through its regular meetings with management, including the finance, legal, compliance, risk, internal control and information technology functions, the Audit Committee reviews and discusses significant areas of our business and summarizes for the Board areas of risk and the appropriate mitigating factors. The Compensation Committee assists the Board by overseeing and evaluating risks related to the Company’s compensation structure and compensation programs, including the formulation, administration and regulatory compliance with respect to compensation matters. The Nominating and Corporate Governance Committee assists the Board by overseeing and evaluating programs and risks associated with Board organization, membership and structure, independence, potential conflicts of interest and corporate governance, as well as risks relating to our non-financial compliance programs. The Science and Technology Committee reviews our pipeline to evaluate our progress in achieving our long-term strategic research and development goals and objectives and assure that we make well-informed choices in investment in research and development and technology. In addition, our Board receives periodic detailed operating performance reviews from management.

Committee Charters and Corporate Governance Guidelines

Our Corporate Governance Guidelines, charters of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Science and Technology Committee and other corporate governance information are available under the “Corporate Governance” section of the “Investors & Media” page of our website located at https://meiragtx.com/, or by writing to our Secretary at our offices at 450 East 29th Street, 14th Floor, New York, New York 10016.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics (the “Code of Conduct”) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. A copy of our Code of Conduct is available under the “Corporate Governance” section of the “Investors & Media” page of our website located at https://meiragtx.com/, or by writing to our Secretary at our offices at 450 East 29th Street, 14th Floor, New York, New York 10016. We intend to make any necessary disclosures regarding amendments to, or waivers from, provisions of our Code of Conduct that applies to any of our directors and executive officers on our website rather than by filing a Current Report on Form 8-K.

Anti-Hedging Policy

Our Board of Directors has adopted an Insider Trading Compliance Policy, which applies to all of our directors, officers and employees. The policy prohibits our directors, officers and employees from engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts; short sales; and transactions in publicly traded options, such as puts, calls and other derivatives involving our equity securities.

Compensation Recovery Policy (Clawback Policy)

In 2023, we adopted a compensation recovery, or “clawback,” policy (the “Clawback Policy”) in accordance with the Nasdaq listing standards and Exchange Act Rule 10D-1. The Clawback Policy provides for the mandatory recovery (subject to limited exceptions) from current and former officers of incentive-based compensation that was erroneously received during the three years preceding the date that the Company is required to prepare an accounting restatement. The Clawback Policy is overseen and administered by the Compensation Committee. The full text of the Clawback Policy was included as Exhibit 97.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 15, 2024.

Communications with the Board

Any shareholder or any other interested party who desires to communicate with our Board of Directors, our non-management directors or any specified individual director, including our chairman, may do so by directing such correspondence to the attention of our Secretary, MeiraGTx Holdings plc, 450 East 29th Street, 14th Floor, New York, New York 10016. Our Secretary will forward the communication to the appropriate director or directors as appropriate. Any complaints or concerns relating to our accounting, internal accounting controls or auditing matters will be referred to the chairman of the Audit Committee. Other concerns will be referred to the chairman of the Board with a copy to the chairman of the Nominating and Corporate Governance Committee. Any complaints or concerns may be reported anonymously or confidentially. We strictly prohibit any retaliation for reporting a possible violation of law, ethics, or firm policy regardless of whom the report concerns.

EXECUTIVE COMPENSATION

Overview

As of December 31, 2023, we were no longer an “emerging growth company,” but, since we continue to qualify as a “smaller reporting company” under the rules promulgated by the SEC, we have elected to comply with the disclosure requirements applicable to smaller reporting companies. Accordingly, this executive compensation summary is not intended to meet the “Compensation Discussion and Analysis” disclosure required of larger reporting companies.

This section discusses the material components of the executive compensation program for our executive officers who are named in the “2023 Summary Compensation Table” below. In 2023, our “named executive officers” and their positions were as follows:

●	Alexandria Forbes, Ph.D., President and Chief Executive Officer;
●	Richard Giroux, Chief Financial Officer and Chief Operating Officer; and
●	Stuart Naylor, Ph.D., Chief Development Officer.

We accomplished a number of important milestones during 2023 in a number of key areas, including clinical development, manufacturing and research. We also executed multiple transactions and financings during the year to further bolster our balance sheet and extend our cash runway. In particular, our strong 2023 performance was attributable to a number of factors, including:

●	Asset Purchase Agreement with Janssen: In December 2023, we entered into an asset purchase agreement with Janssen Pharmaceuticals, Inc., one of the Janssen Pharmaceutical Companies of Johnson & Johnson (“Janssen”), related to botaretigene sparoparvovec, or bota-vec (formerly referred to as AAV-RPGR), for the treatment of X-linked retinitis pigmentosa for a total of up to $415 million, which included a $65 million upfront payment that was received upon signing of the agreement and an additional $50 million near-term milestone payment that was received in the first quarter of 2024. We also entered into a commercial supply agreement with Janssen for bota-vec manufacturing, which we anticipate will generate additional revenue upon product launch.
●	Strategic Investment from Sanofi: In October 2023, Sanofi purchased $30 million of our ordinary shares at a price of $7.50 per share and also received a right of first negotiation (ROFN) for the use of our riboswitch gene regulation technology for certain Central Nervous System (CNS) and Immunology and Inflammation (I&I) targets, including IL-4 and IL-13, as well as for GLP-1 and other gut peptides for obesity, and for our Phase 2 xerostomia program.
●	AAV-hAQP1 for the Treatment of Grade 2/3 Radiation-Induced Xerostomia (RIX): Initiated the AQUAx2 Phase 2 randomized, double-blind, placebo-controlled study in 2023 with participants currently being enrolled and dosed across multiple sites in the U.S. and Canada. We also received Clinical Trial Authorization from the Medicines and Healthcare products Agency for the AQUAx2 study in the United Kingdom.
●	AAV-GAD for the Treatment of Parkinson’s Disease: We completed dosing patients in the AAV-GAD clinical trial under a new IND using material manufactured in our GMP facility in London, United Kingdom using our proprietary production process. The AAV-GAD trial is a three-arm, randomized double-blind, sham-controlled Phase 1 clinical bridging study with subjects randomized to one of two doses of AAV-GAD or sham control. The objective of the AAV-GAD trial is to evaluate the safety and tolerability of AAV-mediated delivery of glutamic acid decarboxylase (GAD) gene transfer into the subthalamic nuclei (STN) of participants with Parkinson’s disease.

●	Riboswitch Gene Regulation Platform: Our riboswitch technology allows for repeatable, long-term delivery of any messenger RNA (mRNA) from the DNA template encoding any peptide or protein on stimulation by bespoke orally delivered small molecules.
o	We continue to make significant progress in moving the first riboswitch regulated targets towards the clinic, initially focusing on two areas, cell therapy and metabolic disease.
o	For obesity and metabolic disease, we have successfully delivered multiple combinations of gut peptides in vivo including GLP-1, GIP, PYY, Glucagon and Amylin, as well as novel peptides that drive muscle metabolism via the riboswitch platform, that allows daily dosing with a small molecule to activate physiologically relevant peptide combinations within the body. This provides a platform for addressing not just weight loss via reduced appetite, but also muscle strength, fat metabolism and cardiovascular health in metabolic disease, with daily oral small molecules.
o	In CAR-T for both oncology and autoimmune disease, precise control of the CAR via our riboswitch platform has demonstrated significant impact on CAR-T efficacy, with a 3-4 fold improvement in in vivo potency of cells with regulated CAR compared to the currently approved CAR-T with unregulated constitutively active CAR. In addition, our regulated CAR-T display a normal naïve T-cell profile, lacking exhaustion markers and retaining proliferation and killing ability in vitro in contrast to CAR-T with unregulated constitutive CAR expression.
●	Gene Therapy Manufacturing: We have built comprehensive end-to end-manufacturing capabilities with a commercial ready platform process and GMP-licensed manufacturing and QC facilities in both the UK and Ireland, comprising the following:
o	Two flexible and scalable viral vector manufacturing facilities both fit for commercial production of viral vectors, one approximately 30,000 sq. ft. in London, UK, with the second approximately 150,000 sq. ft. in Shannon, Ireland.
o	In-house plasmid production facility (Shannon) under the same quality systems as the GMP approved production and QC facilities. Plasmid produced in-house is therefore GMP grade as a starting material for GMP vector production.
o	In-house QC facility (Shannon) for full stability and release of manufactured viral vectors, which received both a Commercial and Clinical license from the Irish Health Products Regulatory Authority in 2023.
o	MSAT facility (London) for the development of our proprietary platform process for viral vector production, as well as development and validation of the QC assays required for viral vector release and stability. Over the past 8 years, our MSAT team have built immense data lakes of information supporting our platform process developed using multiple different capsids and vector genomes with both yield and full ratio at the top of the range published in the industry.
o	As part of the asset purchase agreement with Janssen in December 2023, we entered into a commercial supply agreement with Janssen for bota-vec manufacturing using our end-to-end manufacturing capabilities, which we anticipate will generate additional revenue upon product launch.
●	Financing: In May 2023, we sold $62 million of our ordinary shares to several of our top shareholders in a private placement.

The Company believes the foregoing results were largely driven by the leadership of our named executive officers. The Compensation Committee sought to reward these individuals for the Company’s accomplishments during

2023 and its compensation decisions for 2023 reflect the Committee’s desire to recognize the achievement of goals intended to increase shareholder value, while enhancing the retention of key executives who help drive this performance.

2023 Summary Compensation Table

						All Other
		Salary	Bonus	Stock Awards	Option Awards	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(2)	($)(3)	($)
Alexandria Forbes, Ph.D.	2023	648,000	2,204,204	2,150,000	1,298,250	36,378	6,336,832
President and Chief Executive Officer	2022	580,000	1,715,000	5,382,500	—	37,656	7,715,156
Richard Giroux	2023	544,000	1,575,000	2,064,000	778,950	19,800	4,981,750
Chief Financial Officer and Chief Operating Officer	2022	495,000	1,316,000	4,521,300	—	18,300	6,350,600
Stuart Naylor, Ph.D.(4)	2023	462,146	600,000	860,000	577,000	—	2,499,146
Chief Development Officer	2022	442,860	560,000	3,229,500	—	—	4,232,360

(1)	For Dr. Forbes and Mr. Giroux, amounts for 2023 reflect (i) $2,108,204 and $1,490,000, respectively, guaranteed and discretionary bonuses paid for performance in 2023 and (ii) $96,000 and $85,000, respectively, for the 2023 portion of the base salary increases approved by the Compensation Committee in February 2024 effective as of July 1, 2023. For Dr. Naylor, amount for 2023 reflects a discretionary bonus paid for performance in 2023.
(2)	Amounts reflect the aggregate grant-date fair value of option awards and restricted share unit awards granted during the specified year and calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the valuation methodology and assumptions used to calculate the value of these awards made to executive officers in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 15, 2024.
(3)	Amounts shown represent employer contributions of $19,800 to our 401(k) plan for each of Dr. Forbes and Mr. Giroux and $16,578 for Dr. Forbes representing costs attributable to transportation services (including commuting) in order to minimize and more efficiently use travel time.
(4)	Dr. Naylor’s 2023 base salary amount was paid in pounds sterling and converted to U.S. dollars based on an average exchange rate for 2023 of $1.27313 to £1.00.

Narrative to Summary Compensation Table

Base Salaries

The named executive officers receive a base salary to compensate them for services rendered to our Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The annual base salaries of Dr. Forbes and Mr. Giroux were set at $580,000 and $495,000, respectively, in connection with our attaining a second fundraising milestone in March 2018. In February 2023, the Compensation Committee increased the annual base salaries of Dr. Forbes and Mr. Giroux to $648,000 and $544,000, respectively, effective as of January 1, 2023.

Dr. Naylor’s annual base salary of £330,000 was set in January 2020. Under his employment agreement, Dr. Naylor is eligible to receive a pension contribution to a defined contribution pension scheme equal to 10% of his salary. For 2023, Dr. Naylor elected not to participate in the pension scheme and instead received the £33,000 as additional base salary during the year.

Bonuses

Our executive compensation program for our named executive officers includes an annual performance-based discretionary cash bonus. Dr. Forbes and Mr. Giroux are entitled to guaranteed annual cash bonus payments and may receive performance-based discretionary bonuses pursuant to the terms of their employment agreements, as described in more detail below under “Executive Compensation Arrangements—Dr. Forbes and Mr. Giroux.” In January 2024, the Compensation Committee assessed Company performance during 2023 based on our achievement of a number of clinical, transactional, regulatory and corporate milestones during the year as described above, as well as the Company’s share price performance during the year, and determined that the guaranteed and performance-based bonus amounts payable to Dr. Forbes and Mr. Giroux for 2023 would be $2,108,204 and $1,490,000, respectively. We have also reported in the “Bonus” column the 2023 portion of the base salary increases of $96,000 and $85,000 for each of Dr. Forbes and Mr. Giroux, respectively, approved by the Compensation Committee in February 2024 effective as of July 1, 2023.

Pursuant to his employment agreement, Dr. Naylor has the opportunity to earn an annual performance-based discretionary bonus. In January 2024, the Compensation Committee determined to pay Dr. Naylor a performance-based bonus for 2023 performance of $600,000 based on an assessment of the Company’s achievements and results described above.

Equity Compensation

Pursuant to our 2018 Incentive Award Plan, referred to as the 2018 Plan, we may grant cash and equity incentives to directors, employees (including our named executive officers) and consultants of our Company and certain of its affiliates to enable our Company and certain of its affiliates to obtain and retain services of these individuals, which is essential to our long-term success.

The SEC’s compensation disclosure rules currently require disclosure of the grant date value of equity awards granted during the last year (2023 in this case). Accordingly, the 2023 Summary Compensation Table and the Outstanding Equity Awards at Fiscal Year-End Table show the equity awards granted during the 2023 calendar year in respect of 2022 performance (instead of the equity awards for 2023 performance granted in January 2024). In light of the SEC’s current compensation disclosure rules, we have provided the following supplemental table which sets forth the restricted share unit awards granted to Drs. Forbes and Naylor and Mr. Giroux by the Compensation Committee in January 2024 for 2023 performance. For the restricted share unit awards, 50% of the award vests on the second anniversary of the grant date and 25% of the award vests on each of the third and fourth anniversaries of the grant date.

		FASB Grant
		Date
	Restricted	Fair Value of
	Share Unit	Restricted Share
	Awards	Unit Awards
Named Executive Officer	(#)	($)(1)
Alexandria Forbes, Ph.D.	620,000	3,819,200
Richard Giroux	620,000	3,819,200
Stuart Naylor, Ph.D.	150,000	924,000

(1)	The amounts shown represent the aggregate grant date fair value of the restricted share unit awards as determined pursuant to FASB ASC Topic 718, which amounts will be included in next year’s Summary Compensation Table pursuant to the SEC’s current compensation disclosure rules.

For 2023 performance, the Compensation Committee elected to grant restricted share unit awards with the initial vesting and payout beginning on the second anniversary of the grant date to provide long-term motivation for our executives to create shareholder value and to promote greater retention of our executives.

Pursuant to their employment agreements, Dr. Forbes and Mr. Giroux are entitled to annual grants of restricted ordinary shares. The number of restricted shares subject to each such award is determined by the Compensation Committee, with input from our Chief Executive Officer with respect to the grant to Mr. Giroux. For 2023, the Compensation Committee, with input from the Chief Executive Officer with respect to Mr. Giroux, determined not to make any such grants.

Other Elements of Compensation

Retirement Plans

Our named executive officers, other than Dr. Naylor, are eligible to participate in our 401(k) plan in the United States on the same terms as other full-time employees. We match 100% of employee contributions to our 401(k) plan, up to 6% of eligible compensation. Dr. Naylor, who is employed in the United Kingdom, is eligible to receive a pension contribution to a defined contribution pension scheme equal to 10% of his base salary. For 2023, Dr. Naylor elected not to participate in the pension scheme and therefore did not receive the pension contribution from us this year. Instead, he received this amount in base salary. We believe that providing a vehicle for tax-deferred retirement savings adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Employee Benefits

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, subject to the same terms and eligibility requirements.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of ordinary shares underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2023.

			Option Awards			Stock Awards
							Market
						Number of	Value of
		Number of	Number of			Shares or	Shares or
		Securities	Securities			Units of	Units of
		Underlying	Underlying			Stock That	Stock That
		Unexercised	Unexercised	Option	Option	Have Not	Have Not
		Options (#)	Options (#)	Exercise	Expiration	Vested	Vested
Name	Grant Date	Exercisable	Unexercisable(1)	Price($)	Date	(#)(2)	($)(3)
Alexandria Forbes, Ph.D.	3/4/2016	60,551	—	7.73	3/4/2026	—	—
	9/20/2017	83,741	—	2.64	9/20/2027	—	—
	1/10/2018	103,066	—	5.63	1/10/2028	—	—
	12/29/2018	130,000	—	9.64	12/28/2028	—	—
	1/8/2020	—	—	—	—	48,750	342,225
	1/14/2021	47,395	17,605	16.43	1/14/2031	60,000	421,200
	1/7/2022	—	—	—	—	250,000	1,755,000
	2/21/2023	—	225,000	8.60	2/21/2033	250,000	1,755,000
Richard Giroux	3/4/2016	48,956	—	7.73	3/4/2026	—	—
	9/20/2017	77,299	—	2.64	9/20/2027	—	—
	1/10/2018	96,624	—	5.63	1/10/2028	—	—
	12/29/2018	105,000	—	9.64	12/28/2028	—	—
	1/8/2020	—	—	—	—	37,500	263,250
	1/14/2021	29,166	10,834	16.43	1/14/2031	50,000	351,000
	1/7/2022	—	—	—	—	210,000	1,474,200
	2/21/2023	—	135,000	8.60	2/21/2033	240,000	1,684,800
Stuart Naylor, Ph.D.	3/4/2016	25,766	—	7.73	3/4/2026	—	—
	9/20/2017	12,833	—	2.64	9/20/2027	—	—
	1/10/2018	90,182	—	5.63	1/10/2028	—	—
	12/29/2018	100,000	—	9.64	12/28/2028	—	—
	1/8/2020	—	—	—	—	40,000	280,800
	1/14/2021	25,520	9,480	16.43	1/14/2031	47,500	333,450
	1/7/2022	—	—	—	—	150,000	1,053,000
	2/21/2023	—	100,000	8.60	2/21/2033	100,000	702,000

(1)	The options vest as to 25% of the total shares underlying the option on the first anniversary of the grant date and in equal monthly installments over the ensuing 36 months, subject to the holder’s continued employment with us through the applicable vesting date. The awards are subject to accelerated vesting upon a qualifying termination of employment as described in more detail below under “Executive Compensation Arrangements —Dr. Forbes and Mr. Giroux” with respect to Dr. Forbes and Mr. Giroux, and under “Potential Payments Upon a Termination or a Change in Control” with respect to Dr. Naylor.

(2)	The restricted share unit awards vest as to 50% of the award on the second anniversary of the grant date, with 25% of the award vesting on each of the third and fourth anniversaries of the grant date, subject to the holder’s continued employment with us through the applicable vesting date. The awards are subject to accelerated vesting upon a qualifying termination of employment as described in more detail below under “Executive Compensation Arrangements—Dr. Forbes and Mr. Giroux” with respect to Dr. Forbes and Mr. Giroux, and under “Potential Payments Upon a Termination or a Change in Control” with respect to Dr. Naylor.
(3)	The market value was determined using a per share value of the Company’s ordinary shares of $7.02 (which was the closing price per share on December 29, 2023, the last trading day of the year).

Executive Compensation Arrangements

We have entered into employment agreements with each of our named executive officers. Certain key terms of these agreements are described below.

Dr. Forbes and Mr. Giroux

We entered into employment agreements with Dr. Forbes and Mr. Giroux in February 2016. The agreements have an initial term of three years and automatically renew for successive one-year periods unless notice of non-renewal is provided by either party at least 90 days prior to the expiration of the then-current term.

Pursuant to the employment agreements, Dr. Forbes and Mr. Giroux are entitled to annual base salaries, annual cash bonuses equal to 100% of their respective base salaries, referred to as the guaranteed bonus, and the opportunity to earn annual performance-based bonuses targeted at 60% of base salary for Dr. Forbes and 50% of base salary for Mr. Giroux, referred to as the performance bonus.

In the event we complete a strategic collaboration resulting in upfront payments to us, each of Dr. Forbes and Mr. Giroux is entitled to a cash bonus in an amount determined by the Compensation Committee and, with respect to Mr. Giroux, the Chief Executive Officer, provided that such bonus will not be less than 1% of the upfront payments received by us in such collaboration. There is no limit on the number of bonuses the executives may receive per year pursuant to this arrangement.

In the event either of Dr. Forbes’ or Mr. Giroux’s employment is terminated due to death or disability, or Dr. Forbes or Mr. Giroux resigns employment without good reason, which includes the executive’s election not to renew the term of the employment agreement, the executive (or the executive’s estate or beneficiary) is entitled to receive the executive’s base salary, guaranteed bonus, and performance bonus as if the executive’s employment had continued for an additional 12-month period.

In the event either of Dr. Forbes or Mr. Giroux is terminated by us for any reason other than cause, including due to a change in control, the Company elects not to renew the term of the employment agreement, or Dr. Forbes or Mr. Giroux resigns for good reason, the executive is entitled to (i) three months’ notice of termination or pay in lieu of notice, (ii) receive the executive’s base salary, guaranteed bonus, and performance bonus as if the executive’s employment had continued for an additional 24-month period (including a pro-rated guaranteed bonus and performance bonus for any stub periods), (iii) employee benefits and post-employment employee benefits and conversion rights in accordance with the terms and conditions of the plans, policies, programs, or perquisites in which the executive participates for a period of 24-months following the end of the then-current term, (iv) incentive and deferred compensation incentive rights in accordance with the terms and conditions of the incentive and deferred compensation plans in which the executive participates; provided, however, that the executive shall be deemed fully vested in any incentive and deferred compensation awards under such plans upon a termination, (v) accelerated vesting of any unvested restricted shares and equity incentive awards, (vi) to the extent not yet granted, be granted fully vested ordinary shares for any awards to which the executive may at the time be entitled as if all conditions applicable to such award were met, and (vii) be paid, within 30 days of termination, a cash termination fee equivalent to 1.50% for Dr. Forbes, or 1% for Mr. Giroux, of the average “market value” of our shares during the 90-trading day period prior to the termination plus payment of any taxes owed by the executive as a result of such termination fee. For purposes of the employment agreements, “market value” means the number obtained by multiplying (x) the aggregate number of shares of our voting and non-voting common equity (including shares held by employees and affiliates) by (y) the average of the last closing prices of our common equity in the principal market for such common equity, as adjusted on a pro-rata basis for any mechanical adjustments in our equity resulting from forward or reverse share splits.

For purposes of the employment agreements, “cause” means the executive’s (i) conviction of a felony involving moral turpitude, (ii) embezzlement, or (iii) intentional and willful misconduct that may subject us to criminal liability, which misconduct is not cured within 30 days after written notice to the executive of such conduct, if curable.

For purposes of the employment agreements, “good reason” means (i) any material diminution of the executive’s title, duties, work responsibilities, authority, or status, or the assignment of duties that would typically be performed by someone in the executive’s position to an individual other than the executive, (ii) a material negative change in the executive’s reporting structure, (iii) a change in control, (iv) a reduction in the executive’s then current base salary, (v) a change in the executive’s principal place of employment to a location more than 15 miles from Manhattan, New York, (vi) our breach of the employment agreement that is not cured within 30 days after receiving notice of such breach, (vii) our insistence that the executive perform or condone any illegal conduct, or (viii) a hostile or abusive work environment or harassment.

Dr. Naylor

We have entered into an employment agreement with Dr. Naylor, pursuant to which he serves as our Chief Development Officer. The agreement is for an unspecified term and may be terminated by either party upon no less than 12-months’ notice, or pay in lieu of notice. Pursuant to his employment agreement, Dr. Naylor is entitled to an annual base salary and has the opportunity to earn discretionary annual bonuses.

Dr. Naylor’s employment agreement contains certain restrictive covenants pursuant to which he has agreed to refrain from competing with us or soliciting certain of our clients, customers or employees, in each case, for a period of 12 months following his termination of employment.

Potential Payments Upon a Termination or a Change in Control

As described above in the section titled “Executive Compensation Arrangements—Dr. Forbes and Mr. Giroux,” Dr. Forbes and Mr. Giroux may become entitled to certain payments and benefits in connection with their termination or a change in control of our Company. Dr. Naylor may become entitled to certain payments in connection with his termination outside of a change in control of our Company as described above in the section titled “Executive Compensation Arrangements—Dr. Naylor.”

In addition to the employment agreement described above, the Company has entered into a change in control agreement with Dr. Naylor. The change in control agreement provides for the payment of benefits if Dr. Naylor’s employment is terminated within twelve months following a Change in Control (defined below), either by the Company not for Cause (defined below) (and not due to Dr. Naylor’s death or disability) or by Dr. Naylor for Good Reason (as defined below). In addition, if Dr. Naylor’s employment is terminated by the Company other than for Cause within two weeks prior to the date of a Change in Control and it is reasonably demonstrated that the termination arose in connection with, or in anticipation of, the Change in Control, the benefits set forth below will be paid to Dr. Naylor.

The benefits payable are (i) base salary through the date of executive’s termination and any other amounts or benefits, if any, under the Company’s employee benefit plans, programs or arrangements to which executive may be entitled pursuant to the terms of such plans, programs or arrangements or applicable law, (ii) any unpaid annual bonus earned by executive for the year prior to the year in which the qualifying termination occurs, and (iii) one (1) times the sum of the executive’s annual base salary and target bonus amount based, in each case, on the rate in effect prior to any decrease that would give the executive the right to resign for Good Reason.

Additionally, all of executive’s unvested equity or equity-based awards under any of the Company’s equity compensation plans that vest solely based upon executive’s continued employment or service shall immediately become

100% vested on the later of the date of executive’s qualifying termination and the Change in Control (with any such awards that vest in whole or in part based upon the attainment of performance vesting conditions being governed by the terms of the applicable award agreement) and, to the extent necessary, any unvested equity awards will remain outstanding and eligible to vest following executive’s qualifying termination if a Change in Control occurs within two (2) weeks following executive’s qualifying termination.

For purposes of the change in control agreement, “Change in Control” means and includes each of the following: (i) a transaction or series of transactions (other than an offering of our ordinary shares to the general public through a registration statement filed with the SEC or a transaction or series of transactions that meets the requirements of clauses (A) and (B) of subsection (iii) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; (ii) during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (i) or (iii)) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (iii) the consummation by the Company of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction (A) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and (B) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

For purposes of the change in control agreement, “Cause” means any of the following: (i) executive’s commission of an act of fraud, embezzlement or theft against the Company or its affiliates; (ii) executive’s conviction of, or plea of no contest to, a felony or crime involving moral turpitude; (iii) executive’s refusal to perform material duties as an employee of the Company, which to the extent curable, remains uncured for 30 days following executive’s receipt of written notice thereof; (iv) executive’s material breach of any material policy of the Company or any of its affiliates that is applicable to executive or of any material agreement with the Company or any of its affiliates, including any confidentiality and restrictive covenant agreements, which to the extent curable, remains uncured for 30 days following executive’s receipt of written notice thereof; (v) executive’s gross negligence, willful misconduct or any other act of willful disregard for the Company’s or any of its affiliates’ best interests; or (vi) executive’s refusal to cooperate with a governmental or internal investigation of the Company or any of its affiliates, or its or their directors, officers or employees.

For purposes of the change in control agreement, “Good Reason” means the occurrence of any of the following events or conditions without executive’s written consent: (i) a decrease of more than 25% in executive’s base salary; (ii) a decrease of more than 25% in executive’s target bonus amount; (iii) a material diminution in executive’s authority, duties or responsibilities as an executive and/or officer of the Company or the assignment of duties to executive inconsistent with those of an executive and/or officer of the Company, other than as a result of a Change in Control immediately after which executive holds a position with the Company or its successor (or any other entity that owns substantially all of the Company’s business after such sale) that is substantially equivalent with respect to the Company’s business as executive held immediately prior to such Change in Control; (iv) a change in the geographic location of executive’s principal place of employment to any location that is more than 30 miles from the principal place of executive’s employment immediately prior to such change; or (v) the Company’s material breach of a material agreement with executive, including the Company’s failure to obtain an agreement from any successor to all or substantially all of the business or assets of the Company to assume the change in control agreement.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and Item 402(v) of Regulation S-K, we are providing the following information on total compensation and “compensation actually paid” to our principal executive officer (“PEO”) and to our remaining named executive officers (“NEOs”) for the fiscal years ended December 31, 2023 and December 31, 2022, and the cumulative total shareholder return on our ordinary shares and our net income over the same time period.

Value of Initial
			Average	Average	Fixed $100
			Summary	Compensation	Investment Based
	Summary	Compensation	Compensation	Actually	on Total
	Compensation	Actually	Table for	Paid to the	Shareholder	Net Income (Loss)
	Total for PEO	Paid to PEO	Non-PEO NEOs	Non-PEO NEOs	Return	(in thousands)
Year	($)(1)	($)(2)	($)(1)	($)(2)	($)(3)	($)(4)
2023	6,336,832	5,837,614	3,740,448	3,465,959	29.57	(84,027)
2022	7,715,156	(1,124,733)	5,291,480	(1,332,788)	27.46	(129,615)

(1)	During 2023 and 2022, our PEO was Alexandria Forbes, Ph.D. and our non-PEO NEOs consisted of Richard Giroux and Stuart Naylor, Ph.D. The amounts shown in these columns represent the total compensation for the PEO and an average of the total compensation for the non-PEO NEOs as reported in the Summary Compensation Table for 2023 and 2022.
(2)	The dollar amounts reported are adjusted to calculate “compensation actually paid” to the PEO and the average “compensation actually paid” to the two non-PEO NEOs as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the PEO and non-PEO NEOs’ total compensation reported in the Summary Compensation Table for fiscal years 2023 and 2022 to determine the “compensation actually paid”:

	2023		2022
		Average Non-		Average Non-
		PEO		PEO
Adjustments	PEO ($)	NEOs ($)	PEO ($)	NEOs ($)
Deduction for amounts reported under the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table	(3,448,250)	(2,139,975)	(5,382,500)	(3,875,400)
Increase for fair value of awards granted during year that remained unvested at year-end	2,751,975	1,714,043	1,630,000	1,173,600
Change in fair value from prior year-end to year-end of awards granted in a prior year that were outstanding and unvested at year-end	177,685	132,775	(4,220,708)	(3,287,749)
Change in fair value from prior year-end to vesting date of awards granted in a prior year that vested during year	19,372	18,669	(866,681)	(634,719)
Total adjustments	(499,218)	(274,489)	(8,839,889)	(6,624,268)

(3)	Cumulative Total Shareholder Return (“TSR”) is the calculated difference between our share price at the end and the beginning of the applicable measurement period, and our share price at the beginning of the measurement period. To perform this calculation, we assume a $100 investment on December 31, 2021.

(4)	The dollar amount reported represents the amount of net income (loss) reflected in our audited financial statements for the applicable year.

Analysis of the Information Presented in the Pay Versus Performance Table

The following graphs describe the relationship between the “compensation actually paid” to our PEO and the average of the “compensation actually paid” to our non-PEO NEOs, and (i) our cumulative TSR and (ii) our net income (loss), in each case, for the fiscal years ended December 31, 2023 and 2022.

Compensation Actually Paid and Cumulative TSR

Compensation Actually Paid and Net Income

DIRECTOR COMPENSATION

Overview

In May 2023, our Board of Directors, based on the recommendation of the Compensation Committee after consultation with TCS, approved certain changes to the annual retainer amounts for each of the Chairman of the Board, individual directors, certain committee chairs and certain committee members under our non-employee director compensation program, effective as of January 1, 2023. Under our non-employee director compensation program, each non-employee director is eligible to receive the following amounts for their services on our Board of Directors:

●	an option to purchase 50,000 ordinary shares upon the non-employee director’s initial election or appointment to our Board of Directors;
●	if the non-employee director has served on our Board of Directors for at least six months as of the date of an annual general meeting of shareholders, and will continue to serve as a non-employee director immediately following such meeting, each non-employee director will receive on the date of the annual general meeting (i) in the case of a non-employee director serving as chairman of the Board, an option to purchase 20,000 ordinary shares and 20,000 restricted share units and (ii) in the case of all other non-employee directors, an option to purchase 15,000 ordinary shares and 15,000 restricted share units;
●	an annual non-employee director cash fee of $68,500; and
●	if the non-employee director serves on a Committee of our Board of Directors or in the other capacities stated below, an additional annual cash fee as follows:
o	chairman of the Board or lead independent director, $31,500;
o	chairman of the Audit Committee, $20,000;
o	Audit Committee member other than the chairman, $10,000;
o	chairman of the Compensation Committee, $15,000;
o	Compensation Committee member other than the chairman, $7,500;
o	chairman of the Nominating and Corporate Governance Committee, $15,000;
o	Nominating and Corporate Governance Committee member other than the chairman, $7,500;
o	Chairman of the Science and Technology Committee, $10,000; and
o	Science and Technology Committee member other than the chairman, $5,000.

In May 2023, our Board of Directors, based on the recommendation of the Compensation Committee after consultation with TCS, also approved a one-time increase in the amount of the annual equity awards to be granted on the date of the 2023 annual general meeting of shareholders to the chairman of the Board, the chair of the Nominating and Corporate Governance Committee and each non-chair director to reflect additional work performed by the Board members during the prior year. As a result of the one-time increase, each non-employee director received on the date of the 2023 annual general meeting (i) in the case of the non-employee director serving as chairman of the Board, an option to purchase 30,000 ordinary shares and 30,000 restricted share units, (ii) in the case of the non-employee director serving as chairman of the Nominating and Corporate Governance Committee, an option to purchase 22,500 ordinary shares and 22,500 restricted share units and (ii) in the case of all other non-employee directors, an option to purchase 20,000 ordinary shares and 20,000 restricted share units.

Options granted to our non-employee directors under the program have an exercise price equal to the fair market value of our ordinary shares on the date of grant and expire not later than ten years after the date of grant. The options granted upon a director’s initial election or appointment vest in thirty-six (36) substantially equal monthly installments following the date of grant. The options and restricted share units granted annually to directors vest in a single installment on the earlier of the day before the next annual general meeting or the first anniversary of the date of grant. In addition, all unvested options and restricted share units vest in full upon the occurrence of a change in control. For restricted share unit grants, the directors may elect whether to defer the settlement of their restricted share unit awards under the Deferred Compensation Plan for Non-Employee Directors. See the section entitled “Deferred Compensation Plan for Non-Employee Directors” below for additional information.

2023 Director Compensation Table

The following table sets forth the total director compensation in 2023.

	Fees Earned or	Stock	Option
	Paid in Cash	Awards	Awards	Total
Name	($)	($)(1)	($)(1)	($)
Keith R. Harris, Ph.D.	142,500	241,200	155,140	538,840
Ellen Hukkelhoven, Ph.D.(2)	—	160,800	103,427	264,227
Martin Indyk, Ph.D.	76,000	160,800	103,427	340,227
Arnold J. Levine, Ph.D.(3)	25,198	85,050	39,576	149,824
Lord Mendoza	88,500	160,800	103,427	352,727
Nicole Seligman	98,500	180,900	116,355	395,755
Thomas E. Shenk, Ph.D.	83,500	160,800	103,427	347,727
Debra Yu, M.D.	68,500	160,800	103,427	332,727

(1)	Amounts reflect the full grant-date fair value of option awards and restricted share units granted during 2023 computed in accordance with FASB ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the valuation methodology and assumptions used to calculate the value of these awards made to non-employee directors in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 15, 2024. Drs. Hukkelhoven, Shenk and Yu, Lord Mendoza and Ms. Seligman each elected to defer settlement of their restricted share units granted in 2023. See “Deferred Compensation Plan for Non-Employee Directors” below for information regarding the settlement of these deferred awards.
(2)	Dr. Hukkelhoven waived the cash compensation payable to her for services on the Board during 2023. Dr. Hukkelhoven is the Head of Biotechnology Investments of Perceptive Advisors, which has the right to receive the director compensation provided in respect of Dr. Hukkelhoven’s board service through a partial management fee offset.
(3)	Dr. Levine resigned from the Board on April 21, 2023 for personal health-related reasons. On May 31, 2023, to recognize Dr. Levine’s long-standing service on the Board, the Board elected to continue the vesting of Dr. Levine’s unvested option award and unvested restricted share unit award that were granted to him on June 7, 2022 and that were scheduled to vest on June 7, 2023. As a result of the foregoing, in accordance with SEC rules, we have reported the incremental fair value of the unvested option award and unvested restricted share unit award as of the date of the modification.

The table below shows the aggregate number of option awards (exercisable and unexercisable), restricted share units and deferred share units held as of December 31, 2023 by each non-employee director who was serving as of December 31, 2023.

		Restricted	Deferred
	Options	Share Units	Share Units
Name	Outstanding(#)	Outstanding(#)	Outstanding(#)
Keith R. Harris, Ph.D.	156,071	30,000	20,000
Ellen Hukkelhoven, Ph.D.(1)	115,459	20,000	30,000
Martin Indyk, Ph.D.	125,000	15,000	15,000
Lord Mendoza	128,341	15,000	30,000
Nicole Seligman	127,500	22,500	30,000
Thomas E. Shenk, Ph.D.	142,513	20,000	30,000
Debra Yu, M.D.	70,000	20,000	—

(1)	Amounts shown for options outstanding represent (i) 15,459 options granted to Perceptive Life Sciences Master Fund, Ltd. (the “Perceptive Master Fund”), and (ii) 100,000 options granted to Dr. Hukkelhoven, in each case, in respect of Dr. Hukkelhoven’s service as a non-employee director.

Deferred Compensation Plan for Non-Employee Directors

In December 2021, we adopted the Deferred Compensation Plan for Non-Employee Directors, or the Deferred Compensation Plan, which permits our non-employee directors to defer payment of all or a portion of the restricted share units granted to them for their service as a director. A participant’s election to defer receipt of these awards must generally be made prior to the year to which the award relates (or, for a newly nominated director, within 30 days following the date of the commencement of the director’s service as a director). Deferred awards are credited to an account in an equal amount of deferred share units with dividend equivalent rights. Dividend equivalent rights entitle a participant, as of a dividend payment date, to have credited to the participant’s deferred compensation account a number of additional deferred share units equal to the amount of any ordinary cash dividend paid by the Company on the number of ordinary shares equivalent to the number of deferred share units in the participant’s deferred compensation account as of the record date for the dividend, divided by the fair market value of one ordinary share on the dividend payment date. Deferred share units (including any additional deferred share units resulting from dividend equivalent rights) are subject to the same vesting or other forfeiture conditions that would have otherwise applied to the deferred awards. With respect to each deferred share unit granted under the Deferred Compensation Plan, we will issue to the participant one ordinary share (or, at the election of the Compensation Committee, an equivalent cash amount based on the fair market value of an ordinary share on the date immediately preceding the payment date) on the first to occur of (i) within 90 days following the participant’s separation from service (within the meaning of Section 409A of the Internal Revenue Code), (ii) immediately prior to, on, or within 30 days following a change in control or (iii) upon the participant’s death. If the participant is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code, the payment will instead be made on the later to occur of the scheduled distribution date and the first day of the seventh month following the date of the participant’s separation from service or, if earlier, the date of the participant’s death.

SHARE OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information relating to the beneficial ownership of our ordinary shares as of March 31, 2024, by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our ordinary shares;
●	each of our directors;
●	each of our named executive officers for 2023; and
●	all current directors and current executive officers as a group.

The number of shares beneficially owned by each shareholder is determined under rules issued by the SEC. Under these rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the individuals and entities named in the table below have sole voting and investment power with respect to all of our ordinary shares beneficially owned by them, subject to any applicable community property laws.

The percentage of shares beneficially owned is computed on the basis of 64,298,691 of our ordinary shares outstanding as of March 31, 2024. Ordinary shares that a person has the right to acquire within 60 days of March 31, 2024 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o MeiraGTx Holdings plc, 450 East 29th Street, 14th Floor, New York, New York 10016.

	Shares Beneficially
	Owned
Name of Beneficial Owner	Number	Percentage
Holders of Greater Than 5%
Perceptive Advisors, LLC(1)	11,456,562	17.8%
Johnson & Johnson Innovation-JJDC, Inc.(2)	6,641,064	10.3%
Adage Capital Partners, L.P.(3)	5,291,618	8.2%
Sanofi(4)	4,697,737	7.3%
Prosight Management, LP(5)	4,050,714	6.3%
Adena Estate, Inc.(6)	3,266,806	5.1%
Named Executive Officers and Directors
Alexandria Forbes, Ph.D.(7)	1,904,325	2.9%
Keith R. Harris, Ph.D.(8)	166,071	*
Ellen Hukkelhoven, Ph.D.(9)	110,000	*
Martin Indyk, Ph.D.(10)	135,000	*
Lord Mendoza(11)	151,224	*
Nicole Seligman(12)	140,000	*
Thomas E. Shenk, Ph.D.(13)	309,989	*
Debra Yu, M.D.(14)	34,722	*
Richard Giroux(15)	1,333,977	2.1%
Stuart Naylor, Ph.D.(16)	853,576	1.3%
All executive officers and directors as a group (12 persons)(17)	5,585,874	8.4%

*	Less than 1%.

(1)	Based on a Schedule 13D/A filed with the SEC on February 14, 2024 and information known to the Company, each of Perceptive Advisors, Joseph Edelman (“Mr. Edelman”) and Perceptive Master Fund has shared voting and dispositive power over 11,331,103 of our ordinary shares and options to purchase 15,459 ordinary shares that are currently exercisable. Perceptive Advisors and Joseph Edelman also have shared voting and dispositive power over (i) options to purchase 80,000 ordinary shares that are currently exercisable and (ii) 30,000 deferred share units that, in each case, Perceptive Advisors has a right to pursuant to a management fee offset. The amount reported in the table above excludes the ordinary shares Perceptive Credit Holdings is entitled to acquire under warrants issued on August 2, 2022 as described in more detail below under “Certain Transactions with Related Persons—Debt Financing.” Perceptive Advisors serves as the investment advisor to the Perceptive Master Fund, and Mr. Edelman is the managing member of Perceptive Advisors. The address of each of the foregoing named reporting persons is c/o Perceptive Advisors, LLC, 51 Astor Place, 10th Floor, New York, New York 10003. Ellen Hukkelhoven, Ph.D., one of our directors, is the Head of Biotechnology Investments at Perceptive Advisors.
(2)	Based on a Schedule 13G/A filed with the SEC on November 14, 2022 and information known to the Company, each of Johnson & Johnson Innovation-JJDC, Inc. (“JJDC”) and Johnson & Johnson (“J&J”) has shared voting and dispositive power over 6,641,064 of our ordinary shares. JJDC is a wholly-owned subsidiary of J&J. The address for JJDC is 410 George Street, New Brunswick, New Jersey 08901, and the address for J&J is One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933.
(3)	Based solely on a Schedule 13G/A filed with the SEC on February 7, 2024, each of Adage Capital Partners, L.P. (“ACP”), Adage Capital Partners GP, L.L.C. (“ACPGP”), Adage Capital Management, L.P. (“ACM”), Robert Atchinson and Phillip Gross has shared voting and dispositive power over 5,291,618 of our ordinary shares. ACPGP is the general partner of ACP with respect to the ordinary shares directly owned by ACP. ACM is the investment manager of ACP with respect to the ordinary shares directly owned by ACP. Each of Messrs. Atchinson and Gross is the (1) managing member of Adage Capital Advisors, L.L.C., managing member of ACPGP, and (2) managing member of Adage Capital Partners LLC, general partner of ACM with respect to the ordinary shares directly owned by ACP. The address for each of the foregoing named reporting persons is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.
(4)	Based solely on a Schedule 13G filed with the SEC on November 6, 2023, Sanofi has sole voting and dispositive power over 4,697,737 of our ordinary shares. The ordinary shares are held of record by Sanofi Foreign Participations B.V. and Kadmon Corporation, LLC, Sanofi’s indirect, wholly owned subsidiaries, in the amount of 4,000,000 shares and 697,737 shares, respectively. The address for Sanofi is 46, avenue de la Grande Armée, 75017 Paris, France.
(5)	Based on a Schedule 13G/A filed with the SEC on February 13, 2024 and information known to the Company, each of Prosight Management, LP (“Prosight Management”), Prosight Partners, LLC (“Prosight Partners”) and W. Lawrence Hawkins has shared voting and dispositive power over 4,050,714 of our ordinary shares, which includes 351,842 ordinary shares over which Prosight Fund, LP (“Prosight Fund”) has shared voting and dispositive power and 1,043,883 ordinary shares over which Prosight Plus Fund, LP (“Prosight Plus Fund”) has shared voting and dispositive power. Additionally, Mr. Hawkins has sole voting and dispositive power over 2,000 of our ordinary shares. Prosight Management is the general partner and investment manager of, and may be deemed to indirectly beneficially own securities owned by, Prosight Fund and Prosight Plus Fund. Prosight Management is a sub-advisor for certain separate managed accounts (collectively, the “Managed Accounts”) and may be deemed to indirectly beneficially own securities owned by the Managed Accounts. Prosight Partners is the general partner of, and may be deemed to beneficially own, securities beneficially owned by Prosight Management. Mr. Hawkins is the sole manager of, and may be deemed to beneficially own securities beneficially owned by, Prosight Partners. Prosight Fund disclaims beneficial ownership of the ordinary shares held by each of the Managed Accounts, Prosight Plus Fund and Mr. Hawkins. Prosight Plus Fund disclaims beneficial ownership of the ordinary shares held by each of the Managed Accounts, Prosight Fund, and Mr. Hawkins. Mr. Hawkins disclaims beneficial ownership of the ordinary shares held by each of the Managed Accounts, Prosight Fund and Prosight Plus Fund. The address for each of the foregoing named reporting persons is c/o Prosight Management, LP, 5956 Sherry Lane, Suite 1365, Dallas, Texas 75225.

(6)	Based on a Schedule 13G filed with the SEC on February 9, 2024, Adena Estate, Inc. has sole voting and dispositive power over 3,266,806 ordinary shares. The address for Adena Estate, Inc. is PO Box 71, Craigmuir Chambers, Road Town Tortola, British Virgin Islands, VG1110.
(7)	Includes for Dr. Forbes: (i) 501,836 ordinary shares underlying outstanding options that are or will be exercisable within 60 days of March 31, 2024; and (ii) 28,985 ordinary shares held by a grantor retained annuity trust for which Dr. Forbes is the trustee.
(8)	Includes for Dr. Harris: (i) 126,071 ordinary shares underlying outstanding options that are or will be exercisable within 60 days of March 31, 2024 and (ii) 20,000 deferred share units that are settleable when Dr. Harris ceases to be a director.
(9)	Includes for Dr. Hukkelhoven: (i) 80,000 ordinary shares underlying outstanding options that are or will be exercisable within 60 days of March 31, 2024 and (ii) 30,000 deferred share units that are settleable when Dr. Hukkelhoven ceases to be a director.
(10)	Includes for Ambassador Indyk: (i) 105,000 ordinary shares underlying outstanding options that are or will be exercisable within 60 days of March 31, 2024 and (ii) 15,000 deferred share units that are settleable when Ambassador Indyk ceases to be a director.
(11)	Includes for Lord Mendoza: (i) 108,341 ordinary shares underlying outstanding options that are or will be exercisable within 60 days of March 31, 2024 and (ii) 30,000 deferred share units that are settleable when Lord Mendoza ceases to be a director.
(12)	Includes for Ms. Seligman: (i) 105,000 ordinary shares underlying outstanding options that are or will be exercisable within 60 days of March 31, 2024 and (ii) 30,000 deferred share units that are settleable when Ms. Seligman ceases to be a director.
(13)	Includes for Dr. Shenk: (i) 122,513 ordinary shares underlying outstanding options that are or will be exercisable within 60 days of March 31, 2024; (ii) 30,000 deferred share units that are settleable when Dr. Shenk ceases to be a director; and (iii) 157,476 ordinary shares held by Double Epiphany, LLC. The managing members of Double Epiphany, LLC are Thomas E. Shenk and Lillian W. Chiang, who have full voting and investment power with respect to the shares held by Double Epiphany, LLC.
(14)	Includes for Dr. Yu 34,722 ordinary shares underlying outstanding options that are or will be exercisable within 60 days of March 31, 2024.
(15)	Includes for Mr. Giroux: (i) 403,399 ordinary shares underlying outstanding options that are or will be exercisable within 60 days of March 31, 2024; (ii) 85,000 ordinary shares owned by Aigle Healthcare Partners III LLC; and (iii) 5,152 ordinary shares owned by Mr. Giroux’s spouse.
(16)	Includes for Dr. Naylor 289,247 ordinary shares underlying outstanding options that are or will be exercisable within 60 days of March 31, 2024.
(17)	Includes for all executive officers and directors as a group: (i) 2,213,524 ordinary shares underlying outstanding options that are or will be exercisable within 60 days of March 31, 2024; (ii) 155,000 deferred share units; (iii) 242,476 ordinary shares held by limited liability companies; and (iv) 34,137 ordinary shares held in the name of, or in trust for, certain executive officers, directors or their family members.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers and directors, our principal accounting officer and persons who beneficially own more than 10% of our ordinary shares to file reports of ownership and changes in ownership with the SEC. Such officers, directors and shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file with the SEC. To our knowledge, based solely on a review of the copies of such reports and amendments to such reports furnished to us with respect to the year ended December 31, 2023, and based on written representations by our directors and executive officers, all required Section 16 reports under the Exchange Act for our directors, executive officers, principal accounting officer and beneficial owners of greater than 10% of our ordinary shares were filed on a timely basis during the year ended December 31, 2023, except that Perceptive Advisors was late in filing one Form 4 covering one transaction.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures on Transactions with Related Persons

Our Board of Directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $5,000 in any one fiscal year and a “related person” (as defined under Regulation S-K) had, has or will have a direct or indirect material interest.

Our finance team is primarily responsible for developing and implementing processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances and in consultation with counsel as deemed necessary or advisable, whether such potential related person transactions constitute related person transactions requiring compliance with the policy. In addition, any potential related person transaction that is proposed to be entered into must be reported to our principal financial officer by both the related person and the person at the Company responsible for such potential related person transaction.

Unless exempted from the policy, the principal financial officer shall present to the Audit Committee (or the chairman of the Audit Committee) the related person transaction for review and the Audit Committee (or, where Audit Committee approval is not feasible, the chairman, subject to further ratification by the Audit Committee) shall approve or disapprove the related person transaction. In determining whether to approve the related person transaction, the Audit Committee is to review all relevant facts and circumstances, including whether the related person transaction is entered into on terms comparable to those that could be obtained on an arms-length basis with an unrelated third party, the extent of the related person’s interest in the transaction and taking into account the conflicts of interest and corporate opportunity provisions of the Company’s Code of Business Conduct and Ethics.

The following is a summary of transactions since January 1, 2022 that constitute related person transactions required to be disclosed pursuant to the applicable provisions of Item 404(a) and Item 404(d) of Regulation S-K. Each of the transactions described below entered into following the adoption of our related person transaction policy was approved in accordance with such policy or otherwise by the Board of Directors.

Indemnification Agreements

We entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director (and in certain cases their related investment funds) and executive officer against all expenses such as attorneys’ fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the director or executive officer or on his or her behalf, in connection with such proceeding or any claim, issue or matter therein, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of our Company, and with respect to any criminal proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

ARE Agreement

In May 2019, we entered into a vivarium use agreement with ARE-East River Science Park, LLC (“ARE”) to lease space in a vivarium maintained in our New York office building for research and development purposes. ARE is an entity affiliated with Alexandria Real Estate Equities, Inc., which is a minority shareholder of the Company and whose executive chairman and founder, Joel S. Marcus, served as a director of the Company through June 2022. During 2021, we and ARE amended the vivarium use agreement three times to increase the size of our space in the vivarium, with the most recent amendment in October 2021 resulting in an annual rent of $151,505. During 2022, we paid ARE an aggregate amount of $141,737.

Debt Financing

On August 2, 2022, we, as borrower, and our wholly-owned subsidiaries MeiraGTx UK II Limited and MeiraGTx Ireland DAC, as guarantors (the “Subsidiary Guarantors”), entered into a senior secured financing arrangement (the “Financing Agreement”) by and among us, the Subsidiary Guarantors, the lenders and other parties from time to time party thereto and Perceptive Credit Holdings, as administrative agent and lender. Perceptive Credit Holdings is an affiliate of Perceptive, a beneficial owner of more than 5% of our ordinary shares. Additionally, Ellen Hukkelhoven, Ph.D., a director of the Company, is the Head of Biotechnology Investments at Perceptive. On December 19, 2022, the Financing Agreement was converted to a notes purchase agreement (as converted, the “Notes Purchase Agreement”) between the same parties and under substantially the same terms and conditions as the Financing Agreement. The same parties entered into a Consent and Amendment to Amended and Restated Notes Purchase Agreement and Guaranty on August 10, 2023 (the “First Consent and Amendment”) and a Consent and Amendment to Amended and Restated Notes Purchase Agreement and Guaranty on December 20, 2023 (the “Second Consent and Amendment”), both of which amended the Notes Purchase Agreement. The Notes Purchase Agreement provides for an initial $75.0 million notes issuance (the “Tranche 1 Notes”). Pursuant to the First Consent and Amendment, we may request in our sole discretion, and Perceptive Credit Holdings has agreed to subscribe to purchase upon such request, an additional $25.0 million notes issuance (the “Tranche 2 Notes”, together with the Tranche 1 Notes, the “Notes”) at any time before August 2, 2024, subject to the terms of the Notes Purchase Agreement. Previously, our request for issuance of the Tranche 2 Notes was to be determined at Perceptive Credit Holding’s sole discretion. Under the Second Consent and Amendment, Perceptive Credit Holdings consented to the transaction relating to the RPGR Product described below under “Relationship with Janssen Pharmaceuticals, Inc.” in accordance with the terms of the Notes Purchase Agreement. The Notes Purchase Agreement was also amended to increase the applicable early redemption fee (as defined and further described under the Second Consent and Amendment). Outstanding amounts under the Notes Purchase Agreement bear interest at a fluctuating rate per annum equal to 10.00% plus the secured overnight financing rate administered by the Federal Reserve Bank of New York for a one-month tenor, subject to a 1.00% floor. The annual interest rate was 15.32% at December 31, 2023. As of December 31, 2023, the outstanding balance of the Tranche 1 Notes was $75.0 million plus accrued interest of $3.0 million. During the years ended December 31, 2023 and 2022, we recorded interest expense of $11.3 million and $4.0 million, respectively. In connection with entering into the Financing Agreement, we granted warrants to Perceptive Credit Holdings to purchase up to (i) 400,000 ordinary shares of the Company at an exercise price of $15.00 per share and (ii) 300,000 ordinary shares of the Company at an exercise price of $20.00 per share. The warrants are exercisable immediately and expire on August 2, 2027.

May 2023 Private Placement

On May 3, 2023, we issued 10,773,913 ordinary shares in a private placement for gross proceeds of $62.0 million, excluding offering costs of approximately $4.1 million. Perceptive Advisors and ACP, each a beneficial holder of more than 5% of our ordinary shares, purchased 4,347,826 and 1,565,217 of the ordinary shares, respectively, issued on the same terms and conditions and at the same per share purchase price as the other investors in the offering.

Relationship with Janssen Pharmaceuticals, Inc.

On January 30, 2019, we and our wholly-owned subsidiary MeiraGTx UK II Limited entered into a Collaboration, Option and License Agreement with Janssen, as further amended by that certain First Amendment to Collaboration, Option and License Agreement, dated as of December 16, 2021 (the “Collaboration Agreement”), for, among other things, the research, development and commercialization of gene therapies for the treatment of inherited retinal diseases, including bota-vec for the treatment of X-linked retinitis pigmentosa related to mutations in the retinitis pigmentosa GTPase regulator gene, or XLRP-RPGR (the “RPGR Product”), and two genetic forms of achromatopsia. Under the Collaboration Agreement, Janssen paid us a non-refundable upfront fee of $100.0 million in March 2019 and a milestone payment of $30.0 million in December 2021. We also received funding for certain research, manufacturing, clinical development and commercialization costs, and had the opportunity to obtain potential additional milestone payments upon the achievement of such milestones and royalties on future net sales of products.

On November 9, 2022, we entered into a securities purchase agreement with JJDC, pursuant to which we, in a private placement, agreed to issue and sell to JJDC an aggregate of 3,742,514 ordinary shares at a purchase price of $6.68 per share, for gross proceeds of approximately $25.0 million.

On December 20, 2023 (the “Closing Date”), we and MeiraGTx UK II Limited entered into and consummated an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Janssen pursuant to which we sold and assigned to Janssen, and Janssen purchased and assumed, that certain License Agreement, dated February 5, 2019, by and between UCL Business Plc (now UCL Business Ltd.) (“UCLB”), on the one hand, and MeiraGTx UK II Limited and our wholly-owned subsidiary MeiraGTx Limited, on the other hand (the “UCLB RPGR License Agreement”), relating to the research, development, manufacture and exploitation of the RPGR Product, and other related assets as described in the Asset Purchase Agreement. In connection with entering into the Asset Purchase Agreement, we and MeiraGTx UK II Limited entered into a Termination Agreement with Janssen on the Closing Date terminating the Collaboration Agreement.

MeiraGTx UK II Limited and Janssen also entered into a Supply Agreement on the Closing Date pursuant to which MeiraGTx UK II Limited agreed to manufacture and supply the RPGR Product for Janssen (the “Supply Agreement”). Under the Supply Agreement, MeiraGTx UK II Limited, together with its affiliates, will manufacture commercial supply of the RPGR Product for Janssen for an initial term of four years, with Janssen having an option to extend the Supply Agreement for a fifth year upon written notification to us.

Under the Asset Purchase Agreement, Janssen paid us a non-refundable upfront cash purchase price of $65.0 million in December 2023. Additionally, pursuant to and subject to the terms and conditions set forth in the Asset Purchase Agreement, Janssen agreed to pay us future contingent consideration of up to an aggregate of $350.0 million, as follows: (i) a milestone payment of $50.0 million in connection with the achievement of the initiation of the extension study for the Phase 3 LUMEOS clinical trial for the RPGR Product, which milestone was achieved and paid to us during the first quarter of 2024; (ii) $10.0 million upon completion of certain specified development services for the drug substance for the RPGR Product; (iii) $5.0 million upon completion of certain specified development services for the drug product for the RPGR Product; (iv) $175.0 million upon the first commercial sale of an RPGR Product in the United States; (v) $75.0 million upon the first commercial sale of an RPGR Product in at least one of the United Kingdom, France, Germany, Spain and Italy; (vi) $25.0 million upon completion of the transfer of certain manufacturing technology for drug substance and drug product from us to Janssen; and (vii) $10.0 million upon regulatory approval of a Janssen-selected manufacturing facility in each of the United States and European Union for commercial manufacture of the RPGR Product. Janssen is also responsible for any royalty or milestone amounts that become payable on the RPGR Product under the UCLB RPGR License Agreement.

J&J, the owner of Janssen, beneficially owns more than 10% of our outstanding shares through its investment arm, JJDC.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Shareholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2025 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Secretary at our offices at 450 East 29th Street, 14th Floor, New York, New York 10016, in writing not later than December 26, 2024.

Under our Articles all business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Board or of the Company’s auditors, and the fixing of the remuneration of the Company’s auditors. No special business shall be transacted at any general meeting without the consent of all shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting. In addition, no business may be transacted at any general meeting other than business that is either specified in the notice of the meeting given by or at the direction of the Board (including on the requisition of shareholders in accordance with the Articles) or otherwise properly brought before an annual general meeting by or at the direction of the Board. A general meeting may be called by the Board of Directors or any other person authorized to do so in our Articles. Under our Articles, general meetings shall also be convened on the requisition in writing of any shareholder or shareholders entitled to attend and vote at general meetings of the

Company and to exercise at least a majority of the voting power permitted to be exercised at any such meeting, deposited at the registered office of the Company specifying the objects of the meeting for a date no later than 21 days from the date of deposit of the requisition signed by such shareholders and, if the Board does not convene such meeting for a date not later than 45 days after the date of such deposit, such shareholders themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Board.

We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

HOUSEHOLDING

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of this Proxy Statement and the Annual Report by contacting Broadridge Financial Solutions, Inc. at (866) 540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

2023 ANNUAL REPORT

Our 2023 Annual Report, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, is being mailed with this Proxy Statement to those shareholders that receive this Proxy Statement in the mail. Shareholders that receive the Notice Regarding the Availability of Proxy Materials can also access our 2023 Annual Report on Form 10-K for 2023 at www.proxyvote.com.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 has also been filed with the SEC. It is available free of charge at the SEC’s website at www.sec.gov. Upon written request by a shareholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to the Secretary, MeiraGTx Holdings plc, 450 East 29th Street, 14th Floor, New York, New York 10016.

Your vote is important. Please promptly vote your shares by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described on your proxy card.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V48292-P11070 ! ! ! For All Withhold All For All Except For Against Abstain For Against Abstain MEIRAGTX HOLDINGS PLC To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. MEIRAGTX HOLDINGS PLC 450 EAST 29TH STREET, 14TH FLOOR NEW YORK, NY 10016 01) Alexandria Forbes, Ph.D. 02) Keith R. Harris, Ph.D. 03) Lord Mendoza 4. To ratify, by ordinary resolution, the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2024. 3. To approve, on an advisory (non-binding) basis, the frequency of future advisory votes on the compensation of the Company's named executive officers. 2. To approve, on an advisory (non-binding) basis, the compensation of the Company's named executive officers. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. NOTE: To transact such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof. The Board of Directors recommends you vote FOR each of the following nominees: The Board of Directors recommends you vote FOR the following proposal: The Board of Directors recommends you vote FOR the following proposal: The Board of Directors recommends you vote 3 YEARS on the following proposal: Nominees: 1. Election of Directors ! ! ! ! 1 Year 2 Years 3 Years Abstain ! ! ! ! ! ! VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 5, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/MGTX2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 5, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

V48293-P11070 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual General Meeting, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. MEIRAGTX HOLDINGS PLC Annual General Meeting of Shareholders June 6, 2024 10:00 AM Eastern Time This proxy is solicited by the Board of Directors The undersigned shareholder(s) hereby appoint(s) Alexandria Forbes, Ph.D., Richard Giroux and Robert J. Wollin, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, all of the ordinary shares of MeiraGTx Holdings plc that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 10:00 AM, Eastern Time on June 6, 2024 and any adjournment or postponement thereof, upon all matters as may properly come before the meeting, with all powers which the undersigned would possess if present at the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations, as indicated on the reverse side and in the discretion of the proxies with respect to such matters as may properly come before the Annual Meeting. Continued and to be signed on reverse side